Exhibit 10.22

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DEPOSIT SERVICES AGREEMENT

by and between

Aspiration Financial, LLC

and

Promontory Interfinancial Network, LLC

December 31st, 2018

Promontory Interfinancial Network, LLC

1300 North 17th Street

Suite 1800

Arlington, VA 22209

703.292.3400

www.promnetwork.com

Deposit Services Agreement

This DEPOSIT SERVICES AGREEMENT (this “Agreement”) is entered into by and between Aspiration Financial, LLC (“Company”), a Delaware limited liability company and Promontory Interfinancial Network, LLC (“Promontory Network”), a Delaware limited liability company, as of December 24th, 2018. (“Effective Date”).

Recitals

A.

Promontory Network provides the Insured Network Deposits® service, also known as IND® (“IND” or the “Service”). Through the Service, Promontory Network supports the offering of deposit accounts by participating broker-dealers and other regulated financial institutions (each a “Custodial Agent”) to their eligible customers. The deposit accounts are established at participating depository institutions, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”).

B.

Company, a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), offers to certain of its customers a service through which Company automatically invests, or “sweeps,” free credit balances in a customer’s account with Company (an “Account”) into an investment selected by each customer from among those offered by Company (each a “Sweep Investment”).

C.

Company wishes to use the Service to support its offering of two types of deposit accounts at FDIC-insured depository institutions (the “Deposit Accounts”) as a Sweep Investment to certain customers of Company. Two types of Deposit Accounts will be offered: (1) a money market deposit account of the type described in 12 CFR § 204.2(d)(2) (an “MMDA”); and (2) a linked transaction account of the type described in 12 CFR § 204.2(e)(2) (“NOW Account”) or, subject to the terms and conditions set forth below, 12 CFR § 204.2(b)(1) (“DDA”) (each, a “Transaction Account”).

D.

Promontory Network from time to time will designate eligible depository institutions to accept deposits from Company on behalf of Company’s eligible customers (each a “Depository Institution”). Company will establish two Deposit Accounts at each Depository Institution as agent and custodian for its customers: (1) a custodial MMDA (a “Custodial MMDA”) and (2) a linked custodial Transaction Account (a “Custodial Transaction Account”) (each a “Custodial Deposit Account”), each titled in accordance with Section 6.01 (b)(i). Each Company customer’s individual MMDA and Transaction Account will be reflected in records maintained by Company as agent and custodian for each Customer (respectively, a “Customer MMDA” and a “Customer Transaction Account”)(each a “Customer Deposit Account”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows.

1.	CUSTOMERS; TRANSACTION ACCOUNTS; PRIMARY PROVIDER

1.01	Eligible Customers and Customers.

If a Customer is offered a NOW Account as the Transaction Account at any Depository Institution (“NOW Customer”), Company will offer the Deposit Accounts only to its customers holding an Account in one of the capacities set forth in 12 USC § 1832(a)(2). If a Customer is offered a DDA as the Transaction Account at any Depository Institution (“DDA Customer”), the foregoing limitation shall not apply to such customers.

NOW Customers and DDA Customers each shall be “Eligible Customers.” — “Customer” means an Eligible Customer for whom the Deposit Accounts are the selected Sweep Investment.

1.02	Transaction Accounts.

Transaction Accounts offered hereunder to Customers shall be either NOW Accounts or DDAs. Promontory Network may specify from time to time that some or all existing Transaction Accounts that are NOW Accounts be converted into DDAs. Promontory Network shall notify Company of any such conversion of NOW Accounts to DDAs in advance of such conversion and, prior to such conversion, the Company shall enter into the Amendment to the Account Opening Agreement in substantially the form attached hereto as Exhibit A with the applicable Depository Institution(s).

1.03	Exclusive Provider of Services.

Subject to the terms of Appendix A hereto, Company designates Promontory Network as the exclusive provider of FDIC-insured sweep services to Company for the term of this Agreement, including Appendix A hereto (which is incorporated into and made part of this Agreement). No later than the Start Date, Company will offer the Deposit Accounts as the exclusive FDIC-insured Sweep Investment to each Eligible Customer. “Conversion Date” means the date specified in Appendix A as the Conversion Date. Company acknowledges that Promontory Network may offer the Service to other broker-dealers and regulated financial institutions. Notwithstanding the foregoing Promontory Network acknowledges that exclusivity provisions in this Section 1.03 shall not apply to Company’s placement of FDIC-insured deposits at Coastal Community Bank, Everett, Washington (“CCB”) in an amount not to exceed the funds necessary to meet the reasonably anticipated checking and debit card activity of Company’s customers, and acknowledges that such permitted deposits can be placed at CCB in Company’s sole discretion ahead of any deposits to be placed into the FDIC-insured sweep services provided to the Company by Promontory Network.

Start Date and Transfer

2. START DATE

No later than the start date specified in Appendix A to this Agreement (the “Start Date”), Company will make the Deposit Accounts available as a Sweep Investment.

2.01

Transition. In consultation with Promontory Network, Company will use commercially reasonable efforts to facilitate the transfer to the Deposit Accounts of the balances of Eligible Customers. Subject to Applicable Law, Company may offer Eligible Customers incentives to transfer their respective balances to the Deposit Accounts. “Applicable Law” means any law, statute, rule or regulation or policy of any federal governmental authority of competent jurisdiction, and relevant judicial interpretations thereof, or any rule or interpretation of any self-regulatory organization of competent jurisdiction, that is applicable to a party in connection with the actions required to be taken by that party pursuant to this Agreement as the same is in effect from time to time and includes, without limitation, federal banking and securities laws, FDIC regulations concerning aggregation of deposits, the USA PATRIOT Act and the SEC and bank regulatory privacy rules.

3.    PROJECT AND COOPERATION

3.01	Project.

Each party will use commercially reasonable efforts to comply with the Start Date. Promontory Network may enter into arrangements with third parties for the provision of services in connection with the implementation and otherwise in connection with this Agreement, and Company consents to the provision of such services related to the Service as Promontory Network deems necessary, provided that Promontory Network will remain responsible for fulfilling its obligations hereunder. If a party delays the offering of the Deposit Accounts by Company until after the Start Date, other than as permitted under this Agreement, and the delaying party does not meet its obligations within 120 days of the original Start Date, the other party will have the termination right set forth in Section 18.02(b).

3.02	Information Requests.

When one party (the “Requesting Party”) reasonably and in writing requests information from the other party (the “Responding Party”) to assist the Requesting Party in meeting its obligations with respect to conversion, the Responding Party will provide the information in a reasonably timely manner. If the Responding Party fails to provide the Requesting Party with the information in a reasonably timely manner, then the Requesting Party may on written notice to the Responding Party postpone the Start Date by a period of time equal to the delay caused by the Responding Party’s failure, provided that such notice must have been given within three Business Days after the Requesting Party knew or should have known that the Responding Party’s failure to provide the information in a reasonably timely manner would cause a delay in meeting the existing Start Date. “Business Day” means any day that is not (a) a Saturday or a Sunday or (b) a bank holiday specified in the banking holiday calendar published by the Federal Reserve Bank of New York.

4.    SERVICE LEVEL APPENDIX

4.01	Service Level Appendix.

The service level appendix attached to this Agreement as Appendix B (the “SLA”) is incorporated into and made part of this Agreement.

5.	PROMONTORY NETWORK’S AGREEMENTS WITH DEPOSITORY INSTITUTIONS

5.01	Depository Institution Agreements.

Promontory Network will enter into a Depository Institution Agreement (“DIA”) that does not substantially vary from the form of DIA attached to this Agreement as Appendix C in a manner materially adverse to Company with each Depository Institution prior to the Depository Institution accepting deposits from Company on behalf of its Eligible Customers as a Sweep Investment. Appendix C is incorporated into and made part of this Agreement.

6.	COMPANY’S AGREEMENTS WITH DEPOSITORY INSTITUTIONS

6.01	Company’s Agreements with Depository Institutions.

(a)

Company will have entered into such account opening agreements (each an “Account Agreement”) as reasonably required by each Depository Institution within a reasonable time after such Depository Institution’s designation by Promontory Network, however, Company retains the right not to agree to enter into an Account Agreement if the Depository Institution is not acceptable to Company for any reason. In such event, Company acknowledges and agrees that such refusal to enter into Account Agreements with such Depository Institutions may limit the amount of funds that may be placed through the Service. Promontory Network will provide reasonable assistance to Company in connection with Company’s obligation to enter into an Account Agreement with each Depository Institution.

(b)	Each Account Agreement will include, but may not be limited to, the following provisions.

(i)

The Custodial Deposit Accounts will be established using the following manner of recordation: “[Custodial Agent], acting as exclusive agent for its customers acting for themselves and for others,” or such other manner of recordation approved by the FDIC to satisfy the requirements for pass-through FDIC deposit insurance in 12 CFR § 330.5.

(ii)

Each Customer MMDA will be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 CFR § 204.2(d)(2) and applicable interpretations thereunder. Each Customer Transaction Account will be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 CFR § 204.2(e)(2) and applicable interpretations thereunder, in the case of NOW Accounts, and 12 CFR § 204.2(b)(1) and applicable interpretations thereunder, in the case of DDAs.

(iii)

Company will authorize the Depository Institution to accept instructions from Company transmitted by the Settlement Agent (as defined in Section 7.01) concerning (A) the deposit of Customer funds into, the withdrawal of Customer funds from the Custodial Deposit Accounts and (B) such other information as necessary to comply with Company’s obligations under this Agreement. Company will authorize the transfer of Customer funds between the Custodial Deposit Accounts via Promontory Network’s IND Dashboard.

(iv)

Company will authorize the Depository institution to transmit to Promontory Network information, including, if requested, an account statement for each Reporting Period for the Custodial Deposit Accounts, necessary to permit Company’s reconciliation of Customer Deposit Accounts with the Custodial Deposit Accounts. “Reporting Period” means each calendar month, unless otherwise specified in Appendix A.

(v)

The Depository Institution will agree not to assert any lien or right of set off against the Custodial Deposit Accounts with respect to obligations of Company to the Depository Institution or to any claims asserted against Company.

(vi)	The Account Agreement will include such other representations, warranties and covenants as the Depository Institution may reasonably require.

(c)	Company will comply in all material respects with all of its obligations under the Account Agreement.

7.    COMPANY’S AGREEMENT WITH SETTLEMENT AGENT

7.01	Company’s Agreement with Settlement Agent.

(a)

By the Start Date, Company will have entered into an agreement for settlement agent services in substantially the form to be provided by Promontory Network (“Settlement Agreement”), which will be incorporated into and made part of this Agreement, with a depository institution selected by Promontory Network (“Settlement Agent”) pursuant to which Settlement Agent will act as Company’s settlement agent in connection with the Service. Promontory Network may change the Settlement Agent upon 30 days prior written notice to Company. Any new Settlement Agent shall be rated investment grade by at least two nationally recognized statistical rating organizations and have shareholder(s)’ equity of at least $1 billion.

(b)

Company will comply in all material respects with all obligations under the Settlement Agreement, including its obligations to settle by the settlement time as provided therein. Company will reimburse Promontory Network for any reasonable and direct expenses incurred by Promontory Network as a result of Company’s failure to comply with any of its obligations under the Settlement Agreement, including any third-party service provider costs or fees incurred as a result of or arising from a breach of the Company’s settlement obligations.

8.    COST OF FUNDS

8.01	Cost of Funds.

(a)

Each Depository Institution will agree in its DIA to pay an amount, to be known as the “Total All-in Cost of Funds,” in respect of the Custodial Deposit Accounts at the Depository Institution for each day at a rate based on (i) the Federal Funds Effective Rate as reported by the Board of Governors of the Federal Reserve System for the prior Business Day in the H.15 (519) publication entitled “Selected Interest Rate,” or its successor publication (“Federal Funds Effective Rate”), (ii) the U.S. Dollar One-Month ICE Benchmark Administration Limited LIBOR as provided as of 11:00 A.M. London time for the prior London business day and published in the Financial Times, U.S. Edition (“One-Month LIBOR”) (or another commercially available source providing quotations of One-Month LIBOR as designated by Promontory Network from time to time) or (iii) another index or pricing structure mutually agreed by Promontory Network and the Depository Institution. The Total All-in Cost of Funds may vary from Depository Institution to Depository Institution.

(b)

“Company All-in Cost of Funds” means the portion of the Total All-in Cost of Funds that will be available for interest to Customers and fees to Company. Appendix A sets forth the formula by which the Company All-in Cost of Funds that accrues each day at the Depository Institutions will be determined.

(c)

The portion of the Company All-in Cost of Funds that constitutes interest on the Custodial Deposit Accounts will be credited by each Depository Institution to the Custodial Deposit Accounts on the last day of the Reporting Period or on such other day as may be required after the day of accrual but before the last day of the Reporting Period (for example, if an Account closes before the end of the Reporting Period). The portion of the Company All-in Cost of Funds that constitutes fees owed to Company will be credited by each Depository Institution to Company’s settlement account with the Settlement Agent at the end of each Reporting Period.

8.02	Interest Rates and Interest Rate Tiers.

(a)

Company will periodically determine the amount of the Company All-in Cost of Funds paid in respect of the Custodial Deposit Accounts at the Depository Institutions that it will receive as a fee. The remainder of the Company All-in Cost of Funds will be paid by the Depository Institution as interest on the Custodial Deposit Accounts. In its discretion, Company may receive different amounts of the Company All-in Cost of Funds as a fee in respect of different Customer Deposit Accounts and Customers may be eligible for different interest rates on their Customer Deposit Accounts. The use of multiple interest rates is referred to as “Interest Rate Tiers.” Company may establish Interest Rate Tiers that are based upon (i) the balance amount in Customer Deposit Accounts or (ii) the value of eligible assets in a Customer’s Account or (iii) other client segmentation strategies to the extent legally permissible.

(b)

As applicable, and potentially daily, Company will promptly notify Promontory Network, for transmission to each Depository Institution, of any changes in Interest Rate Tiers or interest rates, including (as applicable): (i) the Customer Deposit

Account balances required to be maintained to be eligible for the interest rate in each Interest Rate Tier and (ii) the eligible asset values in Customer Deposit Accounts required to be maintained to be eligible for the interest rate in each Interest Rate Tier.

8.03	Balance Amounts.

(a)

Promontory Network will endeavor to process all balances that Company makes available for processing pursuant to this Agreement, but will not be deemed to be in breach of this Agreement if, after endeavoring to do so, is unable to find sufficient deposit capacity for such balances.

8.04	Promontory Network Fee.

During the term of this Agreement, Promontory Network shall be entitled to receive the Promontory Network Fee from each Depository Institution, provided, however, that if, for any reason, the Total All-in Cost of Funds paid by a Depository Institution is insufficient to cover the Promontory Network Fee, then, except as set forth below, Promontory Network shall not be entitled to receive any such shortfall from Company. Notwithstanding the foregoing, if Company requests or is aware of and agrees to enter into a DIA with a Depository Institution notwithstanding that the Total All-in Cost of Funds paid by such Depository Institution pursuant to such DIA is or may become insufficient to cover the Promontory Network Fee, then Promontory Network shall be entitled to receive such shortfall from Company.

9.    RECORDKEEPING AND RECORD RETENTION

9.01	Customer Records.

(a)

Company as agent and custodian for each Customer will maintain records that reflect each Customer MMDA and each Customer Transaction Account in compliance with applicable SEC regulations and rules of the self-regulatory organizations, including the Financial Industry Regulatory Authority (“FINRA”).

(b)

As agent and custodian for Customers, Company will maintain in good faith and in the regular course of its business such records as are necessary to satisfy the requirements of 12 CFR § 330.5 concerning the availability of “pass-through” FDIC deposit insurance with respect to Customer Deposit Accounts. In connection with the execution and delivery of this Agreement, Promontory Network will provide a memorandum outlining its position that the Customer Deposit Accounts are eligible for “pass-through” deposit insurance pursuant to FDIC regulations if established and maintained as specified in this Agreement. Company will obtain an opinion of outside counsel regarding FDIC protection for the deposit customers if and as required by published guidance.

(c)

Company will assign to each Customer a unique number in a format agreed to by Company and Promontory Network, to be used to designate the holder of the related Customer MMDA and Customer Transaction Account (“Account ID”). Any communications between the parties with respect to one or more specific Customer

Deposit Accounts shall reference the associated Account ID. Promontory Network will not have access to any information identifying any Customer other than the Account ID and will not have access to any information from which an Account ID can be associated with any named or otherwise personally identified Customer.

9.02	Records Maintained by Promontory Network.

(a)

Promontory Network (directly or through one or more service providers) will maintain a record of, or records sufficient to establish, each calculation, allocation or proposed instruction prepared by Promontory Network pursuant to Sections 10.02, 11.04 and 11.05. Certain records described in this Section 9.02(a) will also be maintained by Promontory Network and made available to each Depository Institution in accordance with the DIA.

(b)

Promontory Network will make available any records retained pursuant to Section 9.02(a) to Company, its auditors or any regulatory authority upon request within a mutually acceptable time frame based on the nature of the request or, if applicable, within the time specified by a published applicable regulatory standard.

9.03	Reporting Period Customer Deposit Account Information.

Promontory Network will provide information as of the end of the Reporting Period to Company with respect to each Customer MMDA and Customer Transaction Account at each Depository Institution identified by Account ID when and as needed by Company to prepare Customer account statements.

9.04	Requests From Depository Institutions.

(a)

Company will comply with requests from a Depository Institution’s auditor or Federal or state banking regulators with appropriate jurisdiction to review Company’s books and records with respect to transactions in the Customer Deposit Accounts. Upon a Depository Institution’s request, Company will, within a reasonable timeframe, provide information to the Depository Institution by Account ID to verify the status of each Customer’s MMDA as a “savings deposit” as defined in Regulation D of the Board of Governors of the Federal Reserve System and by the interpretations thereunder (“Regulation D”).

(b)

Upon request, Promontory Network will, consistent with the nature of the request, promptly provide records and information in its possession or control required by Company to comply with any request from a Depository Institution’s auditor or federal or state banking regulators and will otherwise provide reasonable assistance to Company in complying with any such request.

(c)

Company hereby authorizes Promontory Network to provide a Depository Institution, upon its request, a report setting forth by Account ID the number of transfers from a Customer MMDA to the related Customer Transaction Account during a Reporting Period. Promontory Network will promptly notify Company of any such request.

10.    INTEREST CALCULATION

10.01	Interest Rate

Company will provide Promontory Network with information necessary to permit Promontory Network to calculate interest on each Customer Deposit Account. Company will be solely responsible for updating such information as required to permit accurate calculation of interest by Promontory Network on each Customer Deposit Account.

10.02	Calculation of Interest at Each Depository Institution

Each Business Day, Promontory Network will calculate the accrued and compounded interest on each Customer Deposit Account at each Depository Institution associated with an Account ID. Such calculation shall be subject to reconciliation by Company pursuant to Section 11.07(b). Promontory Network will also provide other files and reports as set forth in the SLA.

11.    ALLOCATION

11.01	Allocation and Failure to Pay.

(a)

Promontory Network will provide allocation services to Company that consist of (i) providing proposed allocations of Customer deposits, transfers and withdrawals associated with each Account ID as described herein and (ii) providing Company with proposed instructions based on those allocations (the “Allocation Services”). The parties acknowledge that the proposed instructions provided to Company by Promontory Network pursuant to Section 11.06 must be issued by Company prior to the deposit, withdrawal or transfer of Customer funds and that Promontory Network has no authority to effect the execution of the proposed instructions or the deposit, withdrawal or transfer of Customer funds in connection with the proposed instructions.

(b)

Company agrees that if, other than because of a breach of this Agreement by Promontory Network, Company fails to make any payment under this Agreement when due (a “Failure to Pay”), including failing to comply with settlement payment instructions it receives from the Settlement Agent, Company will be responsible for any costs resulting from its Failure to Pay, including reasonable and direct costs incurred by Promontory Network, any Depository Institution or the Settlement Agent, including any third-party service provider costs or fees incurred as a result of or arising from a Failure to Pay.

11.02	Customer Deposits and Withdrawals.

Each Business Day, Company will net the activity in each Account and provide Promontory Network with information by Account ID concerning the amount of the deposit, if any, to be made into the Customer Deposit Accounts or the amount of the withdrawal, if any, to be made from the Customer Deposit Accounts.

11.03	Establishment of Deposit Sequence.

(a)

Subject to Section 11.03(e), Customer funds will be allocated to Depository Institutions so that Customer funds associated with an Account ID that are placed in Depository Institutions will be eligible, subject to Applicable Law, including FDIC regulations regarding aggregation of deposits, for FDIC insurance coverage in the aggregate up to the FDIC eligibility amount set forth in Appendix A (the “FDIC Eligibility Amount”). Not later than thirty (60) days before the Start Date, Promontory Network will notify Company in writing of (i) the amount of Customer funds associated with an Account ID that may be placed at any single Depository Institution (the “Maximum Deposit Amount”) and (ii) the number of Depository Institutions at which Customer funds may be placed.

(b)

Not later than thirty (30) days before the Start Date, Promontory Network will identify tentative sequences of Depository Institutions (each a “Deposit Sequence”) that specify (i) the identity of Depository Institutions in which Customer funds may be placed and (ii) the order in which the identified Depository Institutions will receive such funds. A Deposit Sequence may include a position in the sequence containing alternate Depository Institutions to which Customer funds may be allocated. Different Deposit Sequences may be applied to Customer funds associated with different Account IDs. Deposit Sequences are subject to change (including before the Start Date) pursuant to Section 11.03(c). Company will provide information requested by Promontory Network for use in establishing Deposit Sequences, organized by Account ID, and will assign Account IDs to applicable Deposit Sequences based on parameters provided by Promontory Network.

(c)

Promontory Network may change any one or more Deposit Sequences (including the identity of the Depository Institutions in which Customer funds associated with an Account ID may be placed). Promontory Network will use its commercially reasonable efforts, subject to Applicable Law, to make such changes only as necessary to achieve the purposes of this Agreement. Promontory Network will use its commercially reasonable efforts to notify Company in advance of any such changes; however, if there are new Depository Institutions that are added to a Deposit Sequence pursuant to this Section 11.03(c), Promontory Network shall provide advance notice to Company of such addition.

(d)

Company will give Promontory Network notice, organized by Account ID, identifying Depository Institutions that the Customer associated with an Account ID has elected not to permit to receive deposits of Customer funds. Promontory Network will promptly modify the Deposit Sequence for that Account ID to exclude such Depository Institutions.

(e)

Notwithstanding anything to the contrary in this Agreement, Promontory Network may reduce the FDIC Eligibility Amount applicable to Customer funds associated with an Account ID by the amount of FDIC insurance coverage that would have been available for Customer funds associated with that Account ID had such Customer funds been placed in Depository Institutions that the Customer associated with the Account ID has elected pursuant to Section 11.03(d) not to permit to receive deposits of such Customer funds.

11.04	Implementation and Modification of Deposit Sequence.

(a)

Customer funds associated with a single Account ID will not be allocated to any one Depository Institution in an amount greater than the Maximum Deposit Amount, except that funds in excess of the FDIC Eligibility Amount (as it may be adjusted pursuant to Section 11.03(e)) may be allocated to one or more Depository Institutions in an amount greater than the Maximum Deposit Amount.

(b)

Subject to Section 11.04(a), interest credited by a Depository Institution to Customer Deposit Accounts associated with an Account ID that causes the balances for that Account ID at that Depository Institution to exceed the Maximum Deposit Amount will be allocated by Promontory Network to the next Depository Institution in the Deposit Sequence. Promontory Network is responsible only for monitoring the Maximum Deposit Amount with respect to the Customer Deposit Accounts associated with a single Account ID and has no responsibility for monitoring other deposit relationships that a particular Customer may have with a particular Depository Institution, whether direct or indirect, in the same or a different capacity or under a different Account ID.

(c)

Withdrawals will be allocated to the Customer Deposit Accounts associated with each Account ID on a “last-in, first-out” basis (funds will be withdrawn first from the last Depository Institution in the Deposit Sequence and last from the first Depository Institution in the Deposit Sequence) or such other method as agreed to in writing by the parties (the “Withdrawal Sequence”).

(d)

Promontory Network will develop exceptions applicable to all Deposit Sequences and to the Withdrawal Sequence to reflect the inability of one or more Depository Institutions to accept deposits for a short period of time. As set forth in Section 12.01(a), Promontory Network will assist Company in developing Customer disclosures that describe the exceptions.

11.05	Customer Deposit Account Deposits, Withdrawals and Transfers

(a)

Except as set forth in Section 11.05(b) and Section 11.05(e), Promontory Network in the proposed allocations provided as part of the Allocation Services will allocate Customer deposits associated with an Account ID to a Customer MMDA associated with the same Account ID at the Depository Institution in the Deposit Sequence applicable to the Account ID.

(b)

Notwithstanding Section 11.05(a), Promontory Network in the proposed allocations provided as part of the Allocation Services may allocate all or part of the Customer deposits associated with an Account ID to a Customer TA to establish and/or maintain a threshold amount (“Threshold Amount”). The Threshold Amount may differ from Account ID to Account ID.

(c)

Promontory Network in the proposed allocations provided as part of the Allocation Services will allocate Customer withdrawals associated with an Account ID to a Customer Transaction Account associated with the same Account ID at the Depository Institution in the applicable Withdrawal Sequence. Customer withdrawals will not be made from a Customer MMDA.

(d)

Promontory Network in the proposed allocations provided as part of the Allocation Services will allocate funds from a Customer MMDA associated with an Account ID to a Customer Transaction Account associated with the same Account ID at the same Depository Institution as needed to fund Customer withdrawals and maintain the Threshold Amount, if any.

(e)

As part of the Allocation Services, Promontory Network will monitor the transfers from a Customer MMDA associated with an Account ID to a Customer Transaction Account associated with the same Account ID at the same Depository Institution. Upon the sixth transfer from such Customer MMDA to the Customer Transaction Account during a Reporting Period, Promontory Network in the proposed allocations will allocate the remaining funds in the Customer MMDA to the Customer Transaction Account and, notwithstanding Section 11.05(a), will not allocate deposits to the Customer MMDA at that Depository Institution for the remainder of the Reporting Period. All deposits to Customer Deposit Accounts associated with that Account ID at that Depository Institution will be allocated to the Customer Transaction Account for the remainder of the Reporting Period.

(f)

At the beginning of each Reporting Period, Promontory Network in the proposed allocations provided as part of the Allocation Services will as necessary allocate funds from each Customer Transaction Account associated with an Account ID to the Customer MMDA associated with the same Account ID at each Depository Institution, minus the applicable Threshold Amount, if any.

11.06	Settlement Instructions.

(a)	As more fully set forth in the SLA, on each Business Day, Promontory Network will provide Company with the following proposed instructions for transmittal to the Settlement Agent:

(i)	The aggregate deposit into, or the aggregate withdrawal from, each Custodial Deposit Account at each Depository Institution.

(b)	On each Business Day, Promontory Network will provide Company with proposed transfer instructions, if any, between Custodial Deposit Accounts at each Depository Institution via the IND Dashboard.

(c)	Company will be solely responsible for approving the proposed instructions described above and submitting such approval to the Settlement Agent.

11.07	Balance Information and Daily Reconciliation.

(a)

Each Business Day, each Depository Institution will provide to Promontory Network (i) the balances in the Custodial Deposit Accounts (ii) the accrued Company All-in Cost of Funds, and the interest credited to the Custodial Deposit Accounts, to date for the Reporting Period.

(b)

Company will perform daily reconciliation, on each Business Day, between aggregate balances in the Customer Deposit Accounts and the Custodial Deposit Accounts. Promontory Network will facilitate such reconciliation by giving Company access to the information set forth in Section 11.07(a), but Promontory Network will have no authority to perform or approve such reconciliation, which will be solely the responsibility of Company.

12.    CUSTOMER DISCLOSURE AND NOTICE

12.01	Customer Disclosure and Notice.

(a)

Company will prepare and deliver to each Eligible Customer to which Company offers the Deposit Accounts as a Sweep Investment a disclosure document that discloses the material features of the Deposit Accounts as a Sweep Investment and such other information as may be required by Applicable Law (the “Disclosure Document”). Promontory Network will provide a reasonable amount of assistance to Company in preparing the Disclosure Document, but Company will be solely responsible for its contents. Promontory Network makes no warranties whatsoever, express, implied or statutory, regarding any suggested disclosure language provided by Promontory Network, and Company will be solely responsible for its use.

(b)

Company will provide to each Customer (i) a copy of the Deposit Sequence applicable to the Customer, (ii) written notice that at any time the Customer may designate any Depository Institution as ineligible to receive the Customer’s funds and (iii) prior written notice of any changes to the Deposit Sequence applicable to the Customer.

(c)

If Company receives any notice from a Depository Institution concerning Customer Deposit Accounts, Company will, consistent with Applicable Law, forward or cause to be forwarded the notice to Customers holding the Customer Deposit Accounts.

(d)	Company will deliver the Disclosure Document, Deposit Sequence and other notices required herein pursuant to Applicable Law.

13.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY

As of the Effective Date, and except when stated otherwise, throughout the term of this Agreement, Company represents, warrants and agrees as follows.

13.01	Authorizations, Waivers and Filings.

Company has obtained any license, consent, approval, waiver or other authorization of or by, and made any filing or registration with, any court, administrative or regulatory agency or other governmental authority that Company is required to obtain or make in connection with its execution, delivery or performance of the services or obligations contemplated by this Agreement. Without limiting the foregoing, Company is registered as a broker-dealer with the SEC under the Exchange Act and is regulated by the SEC and FINRA. Each Customer has authorized the Company consistent with Applicable Law and industry standards (i) to act as the Customer’s authorized agent and custodian in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the Customer’s Deposit Accounts, (ii) to give Promontory Network and the Depository Institutions instructions, which may be relied upon by such parties without further inquiry, on behalf of the Customer and (iii) to receive any information that a Depository Institution may provide Company in connection with the Customer’s Deposit Accounts.

13.02	Legal, Valid and Binding Obligation.

Company has full legal power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, receivership, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights or by general equitable principles.

13.03	No Conflicts with Governing Documents.

The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the fulfillment of, or compliance with, the terms and provisions hereof will not conflict with, or result in a breach of any of the terms, conditions or provisions of Company’s operating agreement or of any agreement to which it is a party or by which it may be bound.

13.04	Litigation.

As of the Effective Date, (a) there is no pending litigation against Company alleging that the Accounts maintained by Company or the actions of Company contemplated by this Agreement, as and to the extent described herein, do not comply with Applicable Law or violate the rights of third parties, (b) the Company is not aware of any allegation by any third party that the Accounts maintained by Company or the actions of Company contemplated by this Agreement, as and to the extent described herein, violate the rights of any third party and (c) to the best of Company’s knowledge no valid basis for any such allegation exists.

13.05	Expenses.

Other than as contemplated by Appendix A to this Agreement, Company will pay its own costs and expenses in fulfilling its obligations under this Agreement. Without limiting the foregoing, Company will pay all costs associated with (i) the development of, and changes to, its computer and telecommunications systems and (ii) the marketing of and communications to Eligible Customers with respect to, the Deposit Accounts as a Sweep Investment.

13.06	Back-up System.

Company will at all times maintain, or cause to be maintained an appropriate emergency back-up system consistent with the requirements of FINRA. At a minimum, such emergency back-up system will insure that books and records concerning Custodial Deposit Accounts and Customer’s funds deposited therein will be retrievable within a reasonable time in the event of computer failure or malfunction.

13.07	Compliance with Applicable Law.

In performing its duties and exercising its rights under this Agreement, Company will comply in all material respects with Applicable Law, including (i) all federal anti-money laundering statutes, rules and regulations applicable to it as a broker registered with the SEC pursuant to the Exchange Act, and (ii) the advertising provisions applicable to Company as a deposit broker under the Truth in Savings Act, 12 USC 4301, et seq. and Regulation DD of the Federal Reserve Board as that Act and regulation apply to Company as a deposit broker in connection with the Service. Without limiting the foregoing, Company will prepare and file necessary tax information as required by Applicable Law, and, as necessary withhold applicable taxes with respect to the Customer Deposit Accounts of each Customer.

14.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY PROMONTORY NETWORK

As of the Effective Date, and except when stated otherwise, throughout the term of this Agreement, Promontory Network represents, warrants and agrees as follows.

14.01	Authorizations, Waivers and Filings.

Promontory Network has obtained any license, consent, approval, waiver or other authorization of or by, and made any filing or registration with, any court, administrative or regulatory agency or other governmental authority that Promontory Network is required to obtain or make in connection with its execution, delivery or performance of the services contemplated by this Agreement.

14.02	Legal, Valid and Binding Obligation.

Promontory Network has full legal power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Promontory Network, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, receivership, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights or by general equitable principles.

14.03	No Conflicts with Governing Documents.

The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the fulfillment of, or compliance with, the terms and provisions hereof will not conflict with, or result in a breach of any of the terms, conditions or provisions of Promontory Network’s certificate of formation or operating agreement or of any agreement to which it is a party or by which it may be bound.

14.04	Expenses.

Promontory Network will pay its own costs and expenses in fulfilling its obligations under this Agreement, including developing, operating and maintaining the Service.

14.05	Back-up System.

Promontory Network will at all times maintain, or cause to be maintained, an adequate emergency back-up system as set forth in the SLA.

14.06	Compliance with Applicable Law.

In performing its obligations under this Agreement, Promontory Network will comply with Applicable Law.

14.07	Litigation or Regulatory Action.

As of the Effective Date, (a) there is no pending litigation or regulatory action alleging that the Service does not comply with Applicable Law, (b) the Company is not aware of any allegation by any third party that the Service infringes any intellectual property rights of any third party, and (c) to the best of Promontory Network’s knowledge no valid basis for any such allegations exists.

15.    RELIANCE BY THE PARTIES

15.01	Reliance by Company.

In making its representations, warranties and agreements and performing its obligations under this Agreement, Company may rely on the accuracy of the representations, warranties and agreements made, and the information provided, by Promontory Network hereunder, and in performing Company’s obligations under this Agreement, Company may assume the performance by Promontory Network of its respective representations, warranties and agreements hereunder.

15.02	Reliance by Promontory Network.

In making its representations, warranties and agreements and performing its obligations under this Agreement, Promontory Network may rely on the accuracy of the representations, warranties and agreements made, and the information provided, by Company hereunder, and in performing Promontory Network’s obligations under this Agreement, Promontory Network may assume the performance by Company of its respective representations, warranties and agreements hereunder.

16.    CONFIDENTIALITY

16.01	Confidentiality.

(a)

“Confidential Information” means all Promontory Network IP (other than Promontory Network Marks”), Company IP (other than Company Marks) and all nonpublic information that is received by one party to this Agreement (as “Receiving Party”) from the other party (as “Disclosing Party”). With respect to Promontory Network IP, Promontory Network is the Disclosing Party and Company is the Receiving Party. “Promontory Network IP” means (i) the Service,

(ii) the IND technology, (iii) any documentation associated with the Service or the IND technology, (iv) the Promontory Network Marks, (v) all other Subject Matter acquired, authored, compiled, conceived, created, developed, discovered, invented, reduced to practice, or otherwise prepared by Promontory Network, alone or jointly with third parties, and (vi) any derivative works, modifications, enhancements, extensions, or improvements of any of the foregoing, including derivative works, modifications, enhancements, extensions, and improvements prepared by persons and entities other than Promontory Network. “Promontory Network Marks” means, whether or not registered, all trademarks, service marks, business names, trade names, trade dress and other indicia of origin of any product or service used by Promontory Network or any of its affiliates. “Subject Matter” means all algorithms, architecture, code, concepts, content, discoveries, documentation, flowcharts, ideas, improvements, interfaces, inventions, knowhow, methods, notes, plans, processes, products, reports, research, schematics, services, software, specifications, studies, systems, trade secrets, techniques, test scripts, use cases, workflow, works of authorship, or related information or materials.

(b)

Promontory Network will not have access to any Customer Information. “Customer Information” means any Customer name, address, telephone number, social security or taxpayer identification number or date of birth or any information from which Promontory Network could associate any Account ID with any Customer name, address, telephone number, social security or taxpayer identification number, date of birth or other identifying information.

(c)

Each party to this Agreement will safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information of which it is the Receiving Party unless it obtains the prior written consent of the Disclosing Party; provided that the obligations of the Receiving Party to keep information confidential will not apply to (i) any Confidential Information that is known to the Receiving Party prior to receipt of the Confidential Information from the Disclosing Party or (ii) any Confidential Information, other than Customer Information, that is developed or acquired by the Receiving Party by lawful means independently of any Confidential Information it receives from the Disclosing Party. For purposes of the foregoing, only officers, directors, employees, service providers, consultants and agents (including accountants, auditors and attorneys) of Company, Promontory Network and institutions providing processing and settlement services with respect to the Service will be authorized persons on a “need to know basis” consistent with their respective positions, legal obligations and responsibilities in connection with the Service, and each party will be responsible for compliance with these confidentiality provisions by any such authorized person to whom the party discloses Confidential Information. For the avoidance of doubt, nothing in this Agreement or otherwise will prevent Promontory Network from disclosing this Agreement to any current or prospective Depository Institution.

(d)

Notwithstanding anything to the contrary, disclosure may be made by any of the aforementioned authorized persons to state or federal agencies or departments, or to a self-regulatory organization as defined in Section 3(a) of the Exchange Act, 15

U.S.C. § 78c(a) (“SRO”), in a manner and to the extent required by legal and regulatory requirements applicable to any of such persons in their respective capacities in connection with this Agreement or pursuant to a court order; provided that, unless prohibited by Applicable Law or unless the request for disclosure is made as part of an audit or other examination, inspection, or investigation by a governmental or regulatory authority or an SRO, prior written notice of such proposed disclosure shall be furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party a reasonably sufficient time to seek, at its expense, a protective order.

(e)

The parties have previously entered into a Confidentiality Agreement. Information provided by one party to the other that was accorded confidential treatment pursuant to that agreement will be “Confidential Information” for purposes of this Agreement. Execution of this Agreement by each party shall be deemed termination of the prior agreement.

(f)

Upon the written request of the Disclosing Party of Confidential Information, the Receiving Party will return or cause to be returned to the Disclosing Party, or otherwise will destroy or cause to be destroyed, such Confidential Information, provided that, if Promontory Network is the Receiving Party and receives such a request, Promontory Network will be excused from any obligation under this Agreement that cannot be performed without such Confidential Information; and further provided, that the Receiving Party may retain at least one copy of such information if required to comply with its required recordkeeping obligations under Applicable Law.

17.    INDEMNIFICATION; LIMITATION OF LIABILITY

(a)

Company will defend each Promontory Network Indemnified Person against, or, at Company’s option, pay the reasonable counsel fees for such Promontory Network Indemnified Person for, any third party claim, suit, action, proceeding or demand (each a “Claim”) against such Promontory Network Indemnified Person to the extent such Claim is based on or results from:

(i)

an allegation that a valid U.S. patent issued as of the Effective Date, or an Intellectual Property Right (as defined in Section 21.01) other than patent, of such third party has been infringed by (A) Company, other than in its authorized use of the Service exclusive of any Company Modification, or (B) any Company Modification, or

(ii)	a material breach by Company of any representation, warranty, agreement, covenant or other provision of this Agreement.

“Promontory Network Indemnified Person” means Promontory Network, its affiliates, and the officers, directors, members, employees, agents and representatives of Promontory Network and its affiliates. “Company Modification” means any addition, enhancement or other modification to the Service or any component thereof that is developed or otherwise provided at the specific request of or in accordance with the specifications of Company.

(b)

Company will indemnify and hold harmless each Promontory Network Indemnified Person for sums payable in satisfaction of a final judgment obtained by a third party against such Promontory Network Indemnified Person, or a settlement approved by Company of a Claim against such Promontory Network Indemnified Person, to the extent such judgment or settlement is based on or results from:

(i)

a determination that a valid U.S. patent issued as of the Effective Date, or an Intellectual Property Right other than patent, of such third party has been infringed by (A) Company, other than in its authorized use of the Service exclusive of any Company Modification, or (B) any Company Modification, or

(ii)	a material breach by Company of any representation, provision of this Agreement.

(c)

Notwithstanding the foregoing, in no event shall any Promontory Network Indemnified Person be entitled to be indemnified under Sections 17.01 (a) or 17.01 (b) to the extent that such Claims arise out of (A) the gross negligence, willful misconduct or bad faith by such Promontory Network Indemnified Person or (B) the failure of such Promontory Network Indemnified Person to comply with, or to perform its obligations under this Agreement.

(d)

The defense and indemnification obligations set forth in Sections 17.01(a) and 17.01(b), which are subject to the terms and conditions thereof and the conditions and limitations set forth in Sections 17.01(c) and 17.03 and 17.04, constitute the sole and exclusive liability of Company and the sole and exclusive remedy of Promontory Network and all other Promontory Network Indemnified Persons for or relating to any infringement of any third-party patent, copyright, or other Intellectual Property Right relating to the subject matter of this Agreement or any Claim thereof.

17.02	Indemnification by Promontory Network.

(a)

Promontory Network will defend each Company Indemnified Person against, or, at Promontory Network’s option, pay the reasonable counsel fees of such Company Indemnified Person for, any third-party Claim against such Company Indemnified Person to the extent such Claim is based on or results from:

(i)

an allegation that the Service exclusive of any Company Modification infringes any valid U.S. patent issued as of the Effective Date, or Intellectual Property Rights other than patent, of such third party; or

(ii)	a material breach by Promontory Network of any representation, warranty, agreement, covenant or other provision of this Agreement.

“Company Indemnified Person” means Company, its affiliates and the officers, directors, members, employees, agents and representatives of Company and its affiliates.

(b)

Promontory Network will indemnify and hold harmless each Company Indemnified Person for sums payable in satisfaction of a final judgment obtained by a third party against such Company Indemnified Person, or a settlement approved by Promontory Network of a Claim against such Company Indemnified Person, to the extent such judgment or settlement is based on or results from:

(i)

a determination that the Service exclusive of any Company Modification infringes any valid U.S. patent issued as of the Effective Date, or Intellectual Property Rights other than patent of such third party; or

(ii)	a material breach by Promontory Network of any representation, warranty, agreement, covenant or other provision of this Agreement.

(c)

Notwithstanding the foregoing, in no event shall any Company Indemnified Person be entitled to be indemnified under Sections 17.02(a) or 17.02(b) to the extent that such claims for indemnification arise out of (A) the gross negligence, willful misconduct or bad faith by such Company Indemnified Person or (B) the failure of such Company Indemnified Person to comply with, or to perform its obligations under this Agreement.

(d)

If the Service or any portion of the Service becomes, or in Promontory Network’s opinion is likely to become, the subject of a Claim described in Section 17,02(a)(i), then Promontory Network at its option may: (i) contest the Claim, (ii) procure for Company the right to continue using same as contemplated hereunder, (iii) modify same to render same non-infringing (provided such modification does not materially adversely affect Company’s use as contemplated hereunder) or (iv) if Promontory Network determines that none of the previously stated options is reasonably feasible, terminate this Agreement. Upon such termination, Company shall be entitled to a pro rata refund of any advance payments made under this Agreement and Promontory Network shall pay any reasonable conversion-related expenses that Company may incur as a result of the Services becoming unavailable; provided, however, that any payment of such conversion-related expenses shall not exceed the amount of the Promontory Network Fee for the last three months immediately preceding the date of termination.

(e)

Promontory Network’s obligations under Sections 17.02(a), 17.02(b) and 17.02(d) shall not extend to Claims, judgments or injunctions based on or resulting from, in whole or in part, (i) unauthorized use of the Service, (ii) any Company Modification or (iii) the combination, operation or use of the Service with services, hardware, programs, data or other technology that are not used or provided by Promontory Network or its service providers in conjunction with the Service and are not reasonably necessary to the use of the Service.

(f)

The defense and indemnification obligations set forth in Sections 17.02(a) and 17.02(b) and the obligations set forth in Section 17.02(d), which are subject to the terms and conditions thereof and the conditions and limitations set forth in Sections 17.02(c), 17.02(d), 17.03 and 17.04, constitute the sole and exclusive liability of Promontory Network and the sole and exclusive remedy of Company and all other Company Indemnified Persons for or relating to any infringement of any third-party patent, copyright, or other Intellectual Property Right relating to the subject matter of this Agreement or any Claim thereof.

17.03	Notice and Participation.

Any person seeking defense or indemnification under this Agreement (the “Indemnified Person”) from or against the assertion of any Claim shall, as a condition precedent to such defense or indemnification, give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”): provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party suffers actual material prejudice in the defense of the Claim or increased liability for damages by reason of such failure). The Indemnifying Party and the Indemnified Person will cooperate in the defense of any Claims for which defense or indemnification is required pursuant to this Agreement. If the Indemnifying Party elects to defend rather than to pay the Indemnified Person’s reasonable counsel fees, the Indemnifying Party shall assume and will have control over the defense and/or settlement of the Claim; provided that (i) defense counsel retained by the Indemnifying Party shall be reasonably satisfactory to the Indemnified Person, and (ii) subject to such control, the Indemnified Person may participate in such defense with counsel of its choosing at its own expense. Neither the Indemnifying Party nor the Indemnified Person will enter into any settlement of any such claim or legal proceeding relating thereto without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

17.04	Limitation of Liability; No Special Damages.

(a)

LIMITATION OF LIABILITY. EXCEPT FOR ANY LIABILITY A PARTY MAY HAVE PURSUANT TO SECTIONS 16.01, 17.01 (A)(I), 17.01 (B)(I), 17.02(A)(I), 17.02(B)(I) OR SECTION 20.01, EACH PARTY’S CUMULATIVE LIABILITY TO THE OTHER FOR ANY AND ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, WHETHER DIRECT OR INDIRECT, FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF, WHETHER IN CONTRACT, TORT, OR OTHERWISE, WILL BE LIMITED TO DOCUMENTABLE DIRECT DAMAGES OF NO MORE THAN GREATER OF (1) ONE MILLION DOLLARS AND (2) THE FEES PAYABLE TO PROMONTORY NETWORK IN RESPECT OF THE TWELVE-MONTH PERIOD IMMEDIATELY PRECEDING ANY SUCH CLAIM FOR LOSSES.

(b)

EXCLUDED DAMAGES. EXCEPT FOR ANY LIABILITY A PARTY MAY HAVE PURSUANT TO SECTIONS 16.01, 17.01(A)(I), 17.01(B)(I), 17.02(A)(I), 17.02(B)(I) OR SECTION 20.01, NEITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

18.    TERM AND TERMINATION; SURVIVAL

18.01	Term.

Subject to early termination pursuant to Section 17.02(d), 18.02, Section 18.03, or 18.04, the term of this Agreement will consist of the initial term, plus any renewal terms to the extent the parties agree in writing to enter into such renewal terms. The initial term of this Agreement (“Initial Term”) will begin on the Effective Date and end five (5) years after the Start Date. Thereafter, this Agreement will continue in full force and effect for successive renewal terms of one year, unless either party provides written notice of nonrenewal to the other party at least 180 days before a renewal term would otherwise begin.

18.02	Termination for Material Breach.

(a)

Either party may terminate this Agreement effective upon written notice to the other party if the other party commits a material breach of this Agreement and does not cure the material breach within 60 days after receiving written notice thereof.

(b)

Notwithstanding Section 18.02(a), if one party delays the Start Date, other than as permitted in this Agreement, or causes the Start Date not to be met, and if the delaying party does not meet its obligations within 120 days of the Start Date, then the other party may terminate this Agreement effective upon written notice to the delaying party.

18.03	Termination for Substantial Change to Applicable Law.

(a)

Subject to Section 18.03(b), either party may terminate this Agreement, without penalty, or further obligation of such party, effective 90 days after notice to the other party, in the event of a substantial change to Applicable Law, if such change would have a materially adverse financial impact on such party if it were to perform its obligations under this Agreement. In the event of such termination, the parties will reasonably cooperate to effect any required transition, provided that Promontory Network will be entitled to reasonable compensation for any ongoing services it is asked to provide.

(b)

In the event of a substantial change to Applicable Law as set forth in Section 18.03(a), the parties agree to make a good faith effort to amend this Agreement to comply with Applicable Law in a manner that does not have a materially adverse financial impact on either party.

18.04	Termination for Failure to Maintain Balances.

(a)

In the event that the Total Balance falls below the Minimum Balance Amount at any time, Promontory Network may terminate this Agreement, without penalty, or further obligation, effective 90 days after notice to Company.

18.05	Effects of Expiration or Termination.

(a)

In the event of the expiration of this Agreement, termination of this Agreement by Company (other than pursuant to Section 18.02), or termination of this Agreement by Promontory Network, Company agrees that it will not, for a period of six months from the date of expiration or termination of this Agreement, implement or operate an FDIC-insured bank deposit sweep arrangement via direct relationship with any of the Depository Institutions, excluding any Depository Institution that is, at the time of such relationship, an affiliate (i) of Company or (ii) of any entity that acquires substantially all the outstanding shares or assets of Company or into which Company is merged. This limitation will not be construed to prevent Company from offering an FDIC-insured bank deposit sweep arrangement and entering into agreements with Depository Institutions pursuant to an arrangement with a third party offering deposit placement services.

(b)

Upon expiration or termination of this Agreement, the Parties will cooperate to provide a smooth and orderly wind-down of the Services and, Promontory Network will provide reasonable transition assistance as Company reasonably requests at the Company’s expense, based on reasonable costs for the assistance requested.

18.06	Survival.

The following provisions will survive the termination or expiration of this Agreement: Sections 9.02, 9.04, 16.01, 17.04, 18.06, 19.01 and 20.01. In addition, all representations, warranties, and indemnifications, subject to their terms, conditions, and limitations, survive the termination or expiration of this Agreement with respect to (a) acts, omissions, or other events occurring before such expiration or termination becomes effective and (b) third-party claims to the extent they relate to acts, omissions, or other events occurring before such expiration or termination becomes effective. Liabilities of a party pursuant to this Agreement, including liabilities for breach hereof, that have accrued before termination or expiration of this Agreement shall survive such termination or expiration (subject to any applicable statute of limitations).

19.    THIRD-PARTY BENEFICIARIES

19.01	Third-Party Beneficiaries.

(a)

The parties intend that each Depository Institution will be a third-party beneficiary of Company’s obligations pursuant to the following provisions of this Agreement: Sections 1.01, 8.02(b), 9.04, 12.01, 13, 17.01 and 21.01. Each such third-party beneficiary may benefit from and rely on such Sections, including the indemnification provisions of Section 17.01, subject to Sections 17.03 and 17.04, and may enforce such Sections of this Agreement for its benefit. There are no third-party beneficiaries of this Agreement other than the Depository Institutions.

(b)	In seeking indemnification pursuant to its third-party beneficiary rights under the DIA, Company will comply with the notice and participation requirements for indemnification under the DIA.

20.    INTELLECTUAL PROPERTY RIGHTS

20.01	Intellectual Property Rights.

(a)

As between the parties, Promontory Network shall solely and exclusively own all right, title and interest worldwide, including all Intellectual Property Rights, in and to all Promontory Network IP. “Intellectual Property Right” means any copyright, patent, trademark, service mark, trade secret, confidential information, or other intellectual property or proprietary right anywhere in the world.

(b)

As between the parties, Company shall solely and exclusively own all right, title, and interest worldwide, including all Intellectual Property Rights, in and to all Company IP. “Company IP” means (i) the Company Marks and (ii) any other intellectual property or proprietary right of Company. “Company Marks” means, whether or not registered, all trademarks, service marks, business names, trade names, trade dress and other indicia of origin of any product or service used by Company or any of its affiliates.

21.    ADVERTISING

21.01	Advertising.

Neither party will use the other party’s name or marks or refer to or identify the other party, and Company will not refer (a) to any Promontory Network Mark, including “IND®” or “Insured Network Deposits®,” or (b) to a Depository Institution, directly or indirectly, in any written or broadcast advertisements, news releases or releases to any professional or trade publication without prior review and written approval by the appropriate authorized representatives of the other party. Notwithstanding the foregoing, Promontory Network may publicly identify Company as a client, including in print and electronic materials, and Company may make Customer disclosures that Company reasonably determines are legally required or otherwise advisable to be made by it, provided that (i) Company will give Promontory Network reasonable advance notice and opportunity to review and comment on any prospective Customer disclosure that mentions IND or Promontory Network, and Company will give reasonable consideration to any such comment, and (ii) Company will not characterize IND or Promontory Network (or Promontory Network’s role, function or activities) in a manner that is misleading or inaccurate.

22.    FORCE MAJEURE

22.01	Force Majeure.

The performance of this Agreement by either party will be excused during any delay, and such party will not be liable for any non-performance of this Agreement during any delay, caused by any event beyond the reasonable control of such party and not due to the negligence or willful misconduct of such party, including acts of civil or military authorities, acts of God or war, and Internet, electrical power or other utilities malfunction or interruption, terrorism, civil disorder or disturbance, riot, labor dispute, provided, however, that if Promontory Network fails to maintain its emergency back-up system, and if Promontory Network’s performance would not have been delayed had it complied with such emergency back-up system requirements, Promontory Network shall not be excused for the delay resulting from such non-compliance. Such party will resume its performance as promptly as practicable under the circumstances.

23.    NOTICES

23.01	Notice Methods.

Any notice permitted or required by this Agreement shall be given in writing and delivered (a) by a reputable same-day or overnight courier (such as FedEx, UPS or DHL) that provides written proof of delivery (“Courier Delivery”) or (b) by e-mail, provided that the party giving notice also sends the notice by Courier Delivery on the day the e-mail is sent or, if the e-mail is sent after 6:00 PM Eastern Time on a Business Day or at any time on a day that is not a Business Day, on the next day that is a Business Day, to the following addresses (as a party may modify its addresses by a notice to the other party that conforms to these requirements):

If to Company, to:

Aspiration Financial, LLC

Attn: Gabriel Kleiner

CEO & CCO

4551 Glencoe Ave

Marina Del Rey, CA 90292

Email: gkleiner@aspiration.com; acherny@aspiration.com

With a copy (which alone shall not constitute notice) to:

Aspiration Financial, LLC

Attn: Noah Payton

Head of Operations

4551 Glencoe Ave

Marina Del Rey, CA 90292

Telephone: 503-449-1931

Email: accountops@aspiration.com; billing@aspiration.com

If to Promontory Network, to:

Promontory Interfinancial Network, LLC

Attn: Douglas E. Phillips

Senior Vice President and General Counsel

1300 N. 17th Street, 18th Floor

Arlington, VA 22209-3810

Telephone: (703) 292-3400

E-mail: legal@promnetwork.com

With a copy (which alone shall not constitute notice) to:

Promontory Interfinancial Network, LLC

Attn: Robert N. Hyland Senior Vice President

1300 N. 17th Street, 18th Floor

Arlington, VA 22209-3810

Telephone: (703) 292-3400

E-mail: rhyland@promnetwork.com

23.02	When Notice Deemed Given

Each notice hereunder will be deemed to have been given and to have become effective for all purposes of this Agreement as follows: (a) if the notice is given by Courier Delivery but not by e-mail, on the day the notice is delivered by the courier to the addressee or, if the notice is delivered by the courier to the addressee on a day that is not a Business Day, on the next day that is a Business Day, and (b) if the notice is given by e-mail followed by Courier Delivery in accordance with Section 23.01, on the day the e-mail is delivered to an e-mail server used by or for the addressee, unless the e-mail is delivered to that server after 6:00 PM Eastern Time on a Business Day or at any time on a day that is not a Business Day, in which case the notice will be deemed to have been given on the next day that is a Business Day.

24.    MISCELLANEOUS

24.01	Additional Agreements

Each party, at the reasonable written request of the other party, will promptly execute any further documents necessary to give effect to this Agreement or any of its provisions.

24.02	Interpretation

(a)

Except as otherwise provided herein, the use of the word “including” in this Agreement will mean “including, without limitation.” The division of this Agreement into separate Articles. Sections, subsections and Appendices, the provision of a table of contents and the insertion of headings is for convenience of reference only and will not affect the construction or interpretation of this Agreement. In the event of a conflict between any provision of this Agreement exclusive of its Appendices and any provision of an Appendix to this Agreement, the provision of the Agreement exclusive of its Appendices will control. A conflict will not include the absence of a provision in the Agreement exclusive of its Appendices that is otherwise in an Appendix. Any reference to a statute, rule or regulation in this Agreement will be deemed also to refer to any amendment or successor provision to that statute, rule or regulation.

(b)

The parties acknowledge that they have each been represented by counsel in the negotiation and preparation of this Agreement and that no provision of this Agreement should be deemed to have been drafted solely by counsel for any particular party.

24.03	Relationship of Parties

Nothing contained in this Agreement will be deemed or construed to create the relationship of partnership or joint venture between the parties hereto. Neither party is an agent of the other, and neither party has any fiduciary duty to the other. Company and Promontory Network are contractual parties only for the performance of services.

24.04	Invalidity

If any provision or condition of this Agreement is held invalid or unenforceable by any court, federal or state regulatory authority or self-regulatory organization, such invalidity or unenforceability shall attach only to such provision or condition, and the validity of the remaining provisions and conditions hereof shall remain unaffected. Notwithstanding the foregoing, if the invalidity or unenforceability of a provision or condition fundamentally alters the substantial basis of the bargain between the parties so as to make enforcement of the remaining provisions and conditions fundamentally unfair to either party, then the parties will use good faith efforts to agree to a modification of the Agreement to restore the substantial basis of the bargain and, if they are unable to agree, either party may apply to a court of competent jurisdiction to reform the contract solely to restore the substantial basis of the bargain.

24.05	Exclusivity

This Agreement constitutes the entire and exclusive statement of the Agreement between the parties regarding its subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations, representations and proposals regarding its subject matter, written or oral.

24.06	Modification

The terms of this Agreement (including the Service Level Appendix or any other provision or appendix) may be modified only by written agreement of both parties,

24.07	Successors

Irrespective of any change in the name or the personnel of either party, this Agreement is and will be binding on (a) each party, (b) all successors of each party, including the surviving entity in any acquisition or merger of either party, (c) all transferees of substantially all the assets of either party, and (d) all assigns of either party. Notwithstanding the foregoing, neither party shall have the right to assign this Agreement without the advance written consent of the non-assigning party, which consent shall not be unreasonably withheld, conditioned or delayed, and any purported assignment in violation of this provision shall be null and void. For purposes of the preceding sentence, succession to a party’s rights and obligations under this Agreement by the surviving entity in an acquisition or merger of such party, by the transferee of substantially all the assets of the party or by a successor of a party as a result of a change in the form of corporate organization of such party shall not constitute assignment of this Agreement and shall not require consent of the other party.

24.08	Governing Law and Venue

This Agreement will be deemed to have been executed and delivered in the State of New York and will be governed by and construed in accordance with the internal law of the State of New York, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereby (i) consent to the exclusive jurisdiction and venue of the courts of the State of New York or the United States District Court for the Southern District of New York located in the Borough of Manhattan, The City of New York for the purpose of any action or proceeding brought by any of them on or in connection with this Agreement or any alleged breach hereof and (ii) waive the right to object to the venue of such court or to claim that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE SERVICES OR TRANSACTIONS HEREBY CONTEMPLATED.

24.09	Waiver

The failure of either party to require the performance by the other party of any provision of this Agreement will not affect in any way the full right to require the performance at any other time. The waiver by either party of a breach of any provision of this Agreement will not be taken or held to be a waiver of the provision itself. Any course of performance will not be deemed to amend or limit any provision of this Agreement.

24.10	Counterparts and Execution

This Agreement may be executed in any number of counterparts, each of which will be deemed an original. This Agreement may be executed via facsimile or pdf and each copy of this Agreement bearing the facsimile or pdf transmitted signature of the authorized representatives of each party will be deemed to be an original.

25.    DEFINITIONS

25.01	Definitions

Unless the context otherwise specifies or requires, for purposes of this Agreement the capitalized terms used in this Agreement have the meanings set forth or referenced. All Section references are to Sections of this Agreement.

“Account” has the meaning set forth in the Recitals hereof.

“Account Agreement” has the meaning set forth in Section 6.01(a)

“Account ID” has the meaning set forth in Section 9.01(c).

“Affiliate” or “affiliate” means, as to a party, a business entity now or hereafter directly or indirectly controlled by, controlling, or under common control, with such party. For purposes of the foregoing, ownership of more than 50% of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of another entity shall be deemed to be control of such entity.

“Allocation Services” has the meaning set forth in Section 11.01(a).

“Agreement” means this Deposit Services Agreement by and between Company and Promontory Network, including all appendices, as it may be amended by the parties in writing.

“Applicable Law” has the meaning set forth in Section 2.03.

“Business Day” has the meaning set forth in Section 3.02.

“Claim” has the meaning set forth in Section 17.01(a).

“Company” has the meaning set forth in the preamble hereof.

“Company All-in Cost of Funds” has the meaning set forth in Section 8.01(b) and Appendix A.

“Company Indemnified Person” has the meaning set forth in Section 17.02(a).

“Company IP” has the meaning set forth in Section 20.01 (b).

“Company Marks” has the meaning set forth in Section 20.01(b).

“Company Modification” has the meaning set forth in Section 17.01(a).

“Confidential Information” has the meaning set forth in Section 16.01(a).

“Conversion Date” has the meaning set forth in Section 2.02.

“Courier Delivery” has the meaning set forth in Section 23.01.

“Custodial Agent” has the meaning set forth in the Recitals hereof.

“Custodial Deposit Account” has the meaning set forth in the Recitals hereof.

“Custodial MMDA” has the meaning set forth in the Recitals hereof.

“Custodial Transaction Account” has the meaning set forth in the Recitals hereof.

“Customer” has the meaning set forth in Section 1.01.

“Customer Deposit Account” has the meaning set forth in the Recitals hereof.

“Customer Information” has the meaning set forth in Section 16.01(b).

“Customer MMDA” has the meaning set forth in the Recitals hereof.

“Customer Transaction Account” has the meaning set forth in the Recitals hereof.

“DDA” has the meaning set forth in Recitals hereof.

“DDA Customers” has the meaning set forth in Section 1.01.

“Deposit Accounts” has the meaning set forth in the Recitals hereof.

“Deposit Sequence” has the meaning set forth in Section 11.03(b)

“Depository Institution” has the meaning set forth in the Recitals hereof.

“DIA” has the meaning set forth in Section 5.01.

“Disclosing Party” has the meaning set forth in Section 16.01(a).

“Disclosure Document” has the meaning set forth in Section 12.01(a).

“Effective Date” has the meaning set forth in the preamble hereof.

“Eligible Customer” has the meaning set forth in Section 1.01.

“Exchange Act” has the meaning set forth in the Recitals hereof.

“Failure to Pay” has the meaning set forth in Section 11.01(b).

“FDIC” has the meaning set forth in the Recitals hereof.

“FDIC Eligibility Amount” has the meaning set forth in Section 11.03(a) and Appendix A.

“Federal Funds Effective Rate” has the meaning set forth in Section 8.01(a).

“FINRA” has the meaning set forth in Section 7.01(a).

“IND” has the meaning set forth in the Recitals hereof.

“Indemnified Person” has the meaning set forth in Section 17.03.

“Indemnifying Party” has the meaning set forth in Section 17.03.

“Initial Term” has the meaning set forth in Section 18.01,

“Intellectual Property Right” has the meaning set forth in Section 20.01(a).

“Interest Rate Tiers” has the meaning set forth in Section 8.02(a).

“Minimum Balance Amount” has the meaning set forth in Appendix A.

“Maximum Deposit Amount” has the meaning set forth in Section 11.03(a).

“MMDA” has the meaning set forth in the Recitals hereof.

“NOW Account” has the meaning set forth in the Recitals hereof.

“NOW Customers” has the meaning set forth in Section 1.01.

“One Month LIBOR” has the meaning set forth in Section 8.01(a).

“Promontory Network” has the meaning set forth in the preamble hereof.

“Promontory Network Fee” has the meaning set forth in Appendix A.

“Promontory Network Fee Rate” has the meaning set forth in Appendix A.

“Promontory Network Indemnified Person” has the meaning set forth in Section 17.01(a).

“Promontory Network IP” has the meaning set forth in Section 16.01(a).

“Promontory Network Marks” has the meaning set forth in Section 16.01(a).

“Receiving Party” has the meaning set forth in Section 16.01(a).

“Requesting Party” has the meaning set forth in Section 3.02.

“Regulation D” has the meaning set forth in Section 9.04(a).

“Reporting Period” has the meaning set forth in Section 6.01 (b)(iv) and Appendix A.

“Responding Party” has the meaning set forth in Section 3.02.

“SEC” has the meaning set forth in the Recitals hereof.

“Service” has the meaning set forth in the Recitals hereof.

“Settlement Agent” has the meaning set forth in Section 7.01(a).

“Settlement Agreement” has the meaning set forth in Section 7.01(a).

“SLA” has the meaning set forth in Section 4.01.

“SRO” has the meaning set forth in Section 16.01(d).

“Start Date” has the meaning set forth in Section 2 and Appendix A.

“Subject Mattel” has the meaning set forth in Section 16.01(a).

“Sweep Investment” has the meaning set forth in the Recitals hereof.

“Threshold Amount” has the meaning set forth in Section 11.05(b).

“Total All-in Cost of Funds” has the meaning set forth in Section 8.01 (a).

“Total Balance” has the meaning set forth in Appendix A.

“Transaction Account” has the meaning set forth in the Recitals hereof.

“Withdrawal Sequence” has the meaning set forth in Section 11.04(c).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ASPIRATION FINANCIAL, LLC

By:	/s/ Gabriel Kleiner
Name: Gabriel Kleiner
Title: CEO & CCO

PROMONTORY INTERFINANCIAL NETWORK, LLC

By:	/s/ Robert Hyland
Name: Robert Hyland
Title: Senior Vice-President

APPENDIX A

Company Terms

A.	General Terms

FDIC Eligibility Amount:	[TBD]

Reporting Period:	Calendar month

Start Date:	February 4, 2019 or such other date that may be mutually agreed by the parties.

Minimum Balance Amount:	[***]

B.	Company All-in Cost of Funds

(1) The aggregate “Company All-in Cost of Funds” for each day in respect of the total outstanding balance in all the Custodial Deposit Accounts at all Depository Institutions (“Total Balance”) shall be equal to the aggregate Total All-in Cost of Funds for such day in respect of the Total Balance minus a fee to Promontory Network which shall be equal to (i) the Promontory Network Fee Rate(s) shown in the table below (the “Promontory Network Fee Table”) as applied to the Total Balance, divided by 365 (the “Promontory Network Fee”).

Total Balance Tiers	Promontory Network Fee Rate[1]
[***]	[***]

[***]	[***]

[1]

The Promontory Network Fee Rate is tiered (that is, the Promontory Network Fee Rate identified under each balance tier shall only apply to that portion of the Total Balance in such balance tier). For example, if the Total Balance is $5.5 billion, then the portion of the Total Balance that is less than or equal to $5 billion would be subject to a Promontory Network Fee Rate of 9 basis points, and the portion of the Total Balance above $5 billion would be subject to a Promontory Network Fee Rate of 6 basis points.

C. Promontory Network Fee

(1) Except as otherwise set forth in the Agreement, Promontory Network will be paid the Promontory Network Fee by the Depository Institutions. The Promontory Network Fee will accrue daily and will be compounded daily or monthly in accordance with the terms of the applicable DIA. The Promontory Network Fee for each Depository Institution will be an amount equal to the Total All-in Cost of Funds that accrues that day for the Depository Institution minus the Company All-in Cost of Funds that accrues that day for the Depository Institution. Notwithstanding anything to the contrary herein, in no event will Promontory Network receive fees less than $41,667 per month (the “Minimum Monthly Fee”). If the Promontory Network Fee during any month is less than the Minimum Monthly Fee, Promontory Network may recover the difference (the “Fee Shortfall”) by reducing the Company’s fee portion of the Company All-in Cost of Funds for such month (“Monthly Company Fee”) by the amount of the Fee Shortfall. If the Monthly Company Fee is insufficient to cover the Fee Shortfall, then Company agrees to pay Promontory Network the difference between the Monthly Company Fee and the Fee Shortfall within 10 days following the end of the applicable month.

(2) The Promontory Network Fee does not include (a) any settlement or wire transfer fees charged by the Settlement Agent, (b) any fees charged by a services provider, (c) any other fees that may be charged by any third party, or (d) any costs of integration with any other system or of any customization of any of Promontory Network’s systems. All such fees and costs will be paid by Company.

APPENDIX B

SERVICE LEVEL APPENDIX

SERVICE LEVEL APPENDIX (“SLA”) to DEPOSIT SERVICES AGREEMENT (“DSA”) by and between Aspiration Financial, LLC (‘‘Company”), and Promontory Interfinancial Network, LLC (“Promontory Network”). All references herein to the DSA include this SLA. Terms not otherwise defined herein shall have the same meaning as contained in the main body of the DSA.

1.	Definitions

1.1.	Account Processing Facility. “Account Processing Facility” means the facility at which the Account Processor provides the Account Processing Services.

1.2.	Account Processing Services. “Account Processing Services” means account processing and data transfer management services for use of the Service and the related Data by Company.

1.3.	Account Processor. “Account Processor” means Promontory Network or the Promontory Network contractor that provides Account Processing Services.

1.4.

Batch Processing. “Batch Processing” means batch processing of Data Files that are transmitted to the System by Company pursuant to Schedule 3 in connection with Account Processing Services and production of Reports and/or corresponding File Transmissions, pursuant to Schedule 1 or Schedule 3, resulting from such processing.

1.5.

BPS. “BPS,” as used in this SLA in connection with a Service Credit for a service level nonconformity, means: (a) basis points (one-hundredths of one percent) per annum, the monthly portion of which is multiplied by (b) the Average End of Day Balance of Custodial Deposit Accounts processed on the System for the month in which the service level nonconformity occurs.

1.6.	Change Control Process. “Change Control Process” means the change control process referred to in Schedule 5.

1.7.	Company Accounts. “Company Accounts” means Custodial Deposit Accounts and Customer Deposit Accounts.

1.8.	Data. “Data” means data relating to Company Accounts as provided in Reports or Data Files.

1.9.

Data Files. “Data Files” means data files described in Schedule 3 relating to Company Accounts, as Promontory Network may modify such data files or the list of such files pursuant to the Change Control Process. An offered Data File will not be deemed inaccurate, incomplete, or untimely for purposes hereof if inaccuracy, incompleteness, or untimeliness results from the form or content of data or other inputs provided by Company (including any inputs provided for Company by a Company contractor) or any other failure by Company to provide necessary data or other inputs that are one hundred percent (100%) accurate, complete, and timely or other inconsistencies resulting from the manner in which Company elects to update or refrain from updating any data or other inputs.

1.10.

Downtime. “Downtime” means interruption in availability of On-Line Tools during On-Line Hours, excluding telecommunications events beyond the Account Processor’s reasonable control and other Force Majeure events (as set forth in the DSA).

1.11.	DSS, IND or Service. “DSS,” “IND” or “Service” means the Promontory Network IND® Deposit Sweep Service.

1.12.

File Transmission. “File Transmission” means transmission of Data Files in connection with Account Processing Services pursuant to Schedule 3, as Promontory Network may modify such transmissions or the list thereof pursuant to the Change Control Process.

1.13.

On-Line Hours. “On-Line Hours” means hours during which On-Line Tools will normally be available. Unless otherwise agreed by the parties, the On-Line Hours will be 7:00 AM to 9:00 PM Eastern time (“ET”) on Processing Days.

1.14.

On-Line Tools. “On-Line Tools” means the tools set forth in Schedule 2 for querying and updating of System Databases, as Promontory Network may modify such tools or the list thereof pursuant to the Change Control Process. On-Line Tools may not retrieve the most current or real-time data available to the System, or result in current or real-time updating, where, for example, Batch Processing dependencies exist.

1.15.

Processing Day. “Processing Day” means any day that is not (a) a Saturday or a Sunday, (b) a bank holiday specified in the banking holiday calendar published by the Federal Reserve Bank of New York, (c) a day on which the Fedwire Funds Service is not substantially operational or (d) a day on which the Board of Governors of the Federal Reserve System or the Federal Reserve Banks are not substantially operational.

1.16.

Report. “Report” means a report identified in Schedule 1 to this SLA and provided in accordance herewith, as Promontory Network may modify such reports or the list thereof pursuant to the Change Control Process.

1.17.

Report Delivery. “Report Delivery” means delivery of all Reports by the Account Processor on each Processing Day as required hereby. An offered Report will not be deemed inaccurate, incomplete, or untimely for purposes hereof if inaccuracy, incompleteness, or untimeliness results from the form or content of data or other inputs provided by Company (including any inputs provided for Company by a Comply contractor) or any other failure by Company to provide necessary data or other inputs that are one hundred percent (100%) accurate, complete, and timely or other inconsistencies resulting from the manner in which Company elects to update or refrain from updating any data or other inputs.

1.18.

Response Time. “Response Time” means the interval, during On-Line Hours, between the time at which inquiry messages using On-Line Tools are received at the Account Processing Facility and the time at which reply messages depart the Account Processing Facility. Response Time excludes any user-designed or data warehouse queries.

1.19.

Service Credit. “Service Credit” means a service credit for nonconformity with service levels specified herein and specifically required to be paid by Promontory Network to Company pursuant to Section 5 of this SLA.

1.20.	Settlement Account. “Settlement Account” means the settlement account established by Company and each Depository Institution (“DI”) with the Settlement Agent.

1.21.	System. “System” means the data processing system used by the Account Processor to provide the Account Processing Services.

1.22.

System Databases. “System Databases” means databases containing information provided by Company relating to Company Accounts, as Promontory Network may modify the structure or content of such databases pursuant to the Change Control Process.

1.23.

Web Portal. “Web Portal” means a Web-based menu application for accessing the On-Line Tools and the Reports with user access level control to be provided by Promontory Network in accordance with the DSA and maintained by Company.

2.	Account Processing

2.1.

Incorporation of Schedules 1, 2, and 3. Schedules 1, 2, and 3 to this SLA, which set forth, respectively, available Reports, On-Line Tools, and Data Files associated with the Service, are incorporated into and made part of this SLA. Schedules 1, 2, and 3 may be amended, based on design and analysis of file structures, by mutual written agreement of the parties between the Effective Date and ninety (90) days before the Start Date.

2.2.

Reports. Promontory Network shall, directly or indirectly through arrangement with the Account Processor, provide the Reports, which will be available on the Web Portal or by such other means as Promontory Network specifies. The Reports will be stored in a database proprietary to Promontory Network and/or the Account Processor and made available in .pdf and text format.

2.3.

On-Line Tools. Promontory Network shall, directly or indirectly through arrangement with the Account Processor, provide the On-Line Tools. The On-Line Tools will be available on the Web Portal or by such other means as Promontory Network specifies and will support inquiries into the data warehouse, including audit-type reporting of balance-related activities (Deposit/Withdrawal/lnterest/Adjustment/System-Generated), during the data horizons set forth in Schedule 2.

2.4.

Data Files. Promontory Network shall, directly or indirectly through arrangement with the Account Processor, provide the Data Files set forth in Schedule 3 as files to be provided by or on behalf of Promontory Network. The System will interface with Company systems as set forth in Schedule 3 according to predefined file layouts and interface standards, provided that Company conforms to such layouts and standards and provides connectivity.

2.5.

Company Data Storage and Retrieval. Promontory Network shall, directly or indirectly through arrangement with the Account Processor, provide the Reports and Data Files that are specified as responsibilities of Promontory Network in accordance with this SLA. The Reports will be stored by the Account Processor in a format retrievable through the online system for thirty-six (36) months, and in an offline format retrievable for seven (7) years, from the time they are created. Access to Reports stored offline is subject to the Account Processor’s terms and conditions for such access. Reports stored offline will be accessible, in response to requests for access placed during On-Line Hours, by the same time on the next Processing Day.

3.	Daily Timeline

3.1.

Incorporation of Schedule 4. Schedule 4 to this SLA sets forth an anticipated daily timeline for events, including events related to settlement processing services by the Settlement Agent pursuant to the agreements by Company and each DI with the Settlement Agent and, when settlement occurs pursuant to such agreements, services for reconciliation thereof, as Promontory Network may modify such timeline pursuant to the Change Control Process. Schedule 4 is incorporated into and made part of this SLA. Schedule 4 may also be amended, based on design and analysis of file structures, by mutual written agreement of the parties between the Effective Date and ninety (90) days before the Start Date.

4.	Service Levels

4.1.

Service Level Requirements. Promontory Network will, directly or indirectly through arrangement with the Account Processor, make the Service available for use by Company in accordance with the requirements set forth in this Section 4.

4.2.

Service Level Reports. Promontory Network will, directly or indirectly through arrangement with the Account Processor, provide analytical reports of Downtime, Response Time, Report Delivery, and File Transmission errors for each calendar month.

4.3.	Downtime. Downtime (as a percentage of total On-Line Hours) will not exceed one percent (1%) during any Reporting Period.

4.4.

Response Time. The Account Processor will use its best efforts to work with vendors of Promontory Network and with vendors of Company, including terminal and microcomputer vendors, and with all other organizations that provide telecommunications equipment or services to Promontory Network or its clients, to make available to Promontory Network and Company an average Response Time, during On-Line Hours in each period of ten (10) consecutive Processing Days, of five (5) seconds and a maximum response time of twelve (12) seconds for On-Line Tools.

4.5.

Report Delivery. On all Processing Days, if all necessary data and other inputs have been received from Company in an accurate, complete, and timely manner in accordance with Schedule 3, (a) all Reports defined in Schedule 1 as critical (“Critical Reports”) will be stored and available on the Account Processor’s print server ready for transmission by the final deadline specified in Schedule 1 and (b) 95% of all other Reports will be stored and available on the Account Processor’s print server ready for transmission by the final deadline specified in Schedule 1.

4.6.

File Transmission. On all Processing Days, if all necessary data and other inputs have been received from Company in an accurate, complete, and timely manner in accordance with Schedule 3, (a) all Data Files defined in Schedule 3 as critical files to be transmitted by or on behalf of Promontory Network (“Critical Files”) will be transmitted by the final deadline specified in Schedule 3 and (b) ninety-five percent (95%) of all other Data Files to be transmitted by or on behalf of Promontory Network will be transmitted by the final deadline specified in Schedule 3.

4.7.

Exceptions. Notwithstanding any of the foregoing or anything else to the contrary, Promontory Network will not be responsible for any nonconformity with any service level set forth herein if and to the extent such nonconformity results from circumstances that constitute a Force Majeure (as set forth in the DSA). In addition, interruption in availability will not constitute Downtime if and to the extent it occurs during scheduled maintenance periods as provided for in this SLA.

4.8.

Remediation. If a Report is not available or a Data File is not transmitted as required by the service levels, or any service level set forth in this Section 4 otherwise is not met, then Promontory Network will use its best efforts to work continuously with the Account Processor until all outstanding reports and files are available or transmitted and any other subject matter of service levels is adequately remedied. Remediation pursuant to this subparagraph does not relieve Promontory Network of any other obligation it may have, or constitute a waiver of any right Company may have, under this SLA.

4.9.	Audit Reports. Promontory Network will provide Company copies of SAS-70 audit reports relating to the System on a reasonable basis at Company’s written request.

4.10.

Connectivity. All connectivity, including any leased line or virtual private network between Company and Promontory Network or the Account Processor, and any interruption thereof or other problem therewith, shall be the sole responsibility of Company.

5.	Service Credits

5.1.	Commencement. Accrual of the Service Credits set forth in this Section 5 will begin sixty (60) days after the Service is deployed on a live, production basis to Company Customers.

5.2.

Notification Procedures. When Company learns of Downtime or any other nonconformity with service levels set forth herein, Company will promptly notify Promontory Network’s Support Desk in accordance with Section 6.1 and provide any supporting information reasonably requested by Promontory Network. Promontory Network reserves the right to reconcile such notifications with records of Promontory Network and/or the Account Processor.

5.3.	Service Credit for Downtime. If Downtime (as a percentage of total On-Line Hours) in any one-month period exceeds one percent (1%), Company will receive the following Service Credits for Downtime:

(a)

If Downtime in such one-month period is greater than one percent (1%), but not greater than two percent (2%), Promontory Network will pay to Company in accordance with Section 5.7 all Service Credits received by Promontory Network from the Account Processor in respect of such Downtime, which cumulatively will be at least 0.025 BPS.

(b)

If Downtime in such one-month period is greater than two percent (2%), Promontory Network will pay to Company in accordance with Section 5.7 all Service Credits received by Promontory Network from the Account Processor in respect of such Downtime, which cumulatively will be at least 0.050 BPS.

5.4.

Service Credit for Response Time. If, solely within the Account Processor’s network, average Response Time, during any period of ten (10) consecutive Processing Days, exceeds five (5) seconds, or maximum response time exceeds twelve (12) seconds for Real-Time Tools, Promontory Network will pay to Company in accordance with Section 5.7 all Service Credits due to Promontory Network from the Account Processor in respect of such nonconformity, which cumulatively will be at least 0.050 BPS.

5.5.

Service Credit for Report Delivery. If on any Processing Day ninety-five percent (95%) of Reports are not stored and available on the Account Processor’s print server ready for transmission by the final deadlines set forth in Schedule 1, then Company will receive a Service Credit for Report Delivery calculated as follows:

(a)

If the requirement for availability of 95% of Reports as set forth in Section 4.5 is not met on only one Processing Day during a one-month period, Promontory Network will pay to Company in accordance with Section 5.7 all Service Credits due to Promontory Network from the Account Processor in respect of such nonconformity for Company, which cumulatively will be at least 0.025 BPS.

(b)

If the requirement for availability of Reports as set forth in Section 4.5 is not met on more than one Processing Day during a one-month period, Promontory Network will pay to Company in accordance with Section 5.7 all Service Credits due to Promontory Network from the Account Processor in respect of such nonconformity for Company, which cumulatively will be at least 0.050 BPS.

5.6.

Service Credit For File Transmission. If the requirement for transmission of all Data Files by the deadlines specified in Schedule 3 as set forth in Section 4.6 is not met in any calendar month, Promontory Network will pay to Company in accordance with Section 5.7 (i) 0.075 BPS plus (ii) the amount, if any, by which the Service Credits due to Promontory Network from the Account Processor in respect of such nonconformity for Company exceed 0.075 BPS.

5.7.

Application of Service Credits. The Service Credits set forth in this SLA will be the sole and exclusive remedy of Company, and the sole and exclusive liability of Promontory Network and any Processor, for any nonconformity with service levels or other provisions of this SLA. Subject to all limitations of liability in the DSA, all Service Credits will be paid by Promontory Network to Company in the month following the month in which they become due and are cumulative, provided that, notwithstanding anything to the contrary herein, no Service Credit will be due for any service level nonconformity that has not been reported to Promontory Network by Company in accordance with this SLA.

6.	Production Support and Maintenance

6.1.

Daytime and After-Hours Support Hours. Promontory Network will provide daytime support hours from 7:00 AM to 9:00 PM ET on Processing Days (“Daytime Support Hours”). Promontory Network will provide after-hours support only for service level nonconformities with High or Highest criticality (as defined), provided such nonconformities were reported during Daytime Support Hours. Otherwise, Promontory Network will provide after-hours support service only if it elects to do so and such service will be billed and payable at Promontory Network’s standard billing rates.

All daytime and after-hours Problem reports must be provided both by email and by phone to the following contact address and number, which Promontory Network may change by Operational Notice to Company:

Name	Email	Phone
IND Customer Support	indsupport@promnetwork.com	1-866-776-6426 option 2

6.2.

Service Support. Promontory Network and Company will jointly assign a level of criticality to each service level nonconformity under this SLA that has been reported by Company to Promontory Network in accordance with this SLA (“Problem”). The following is a definition list of priorities outlined by Promontory Network for beginning remedial work on Problems after its receipt of notice thereof, with work to continue as set forth until the Problem is resolved:

Criticality Level	Definition	Commence Response
Highest	Production system down. Severe impact of the production system resulting in loss of use of a key portion of the application. Work begins by the “Commence Response” time and continues during and, if necessary, after Daytime Support Hours.	15 minutes after Problem is reported.

High	Serious operational impact on Production functionality. Question/request which, if left unanswered severely compromises ability to meet a “Go-Live” date. Work begins by the “Commence Response” time and continues during, and if necessary after, Daytime Support Hours.	60 minutes after Problem is reported.

Medium	Moderate operational impact on Production functionality. Question/issue which, if left unanswered, prevents further action. Work begins by the “Commence Response” time but is not required to continue outside Daytime Support Hours. Work outside Daytime Support Hours may be requested and, if provided, will be provided at Promontory Network’s standard billing rates.	24 hours after Problem is reported, not including periods outside Daytime Support Hours.

Low	Minor operational impact on Production functionality, All other questions. Work begins by the “Commence Response” time but is not required to continue outside Daytime Support Hours. Work outside Daytime Support Hours may be requested and, if provided, will be provided at Promontory Network’s standard billing rates.	2 days after Problem is reported, not including periods outside Daytime Support Hours.

All Problems of Criticality Level Highest, High, or Medium shall be deemed to have Priority Code Critical pursuant to the IND Change Control Process to the extent they are managed thereunder.

Items will escalate to next highest level if work on such item does not commence by its original “Commence Response” time (e.g. High criticality item becomes Highest criticality item if work on such item does not commence within 60 minutes after reporting). Promontory Network will provide periodic progress updates on request at reasonable intervals.

6.3.

Scheduled and Unscheduled Maintenance. In accordance with the Change Control Process, Promontory Network will provide advance notice to Company of planned changes expected to result in System unavailability and will work in good faith with Company to minimize any material adverse effects on Company of such unavailability. Promontory Network will also notify Company of unscheduled maintenance that occurs during On-Line Hours. Escalation contacts for scheduled and unscheduled maintenance are those identified in Section 6.1.

6.4.

Escalation for Missed Deadlines. If Promontory Network anticipates missed deadlines under Schedule 1 or Schedule 3 due to a Problem, Promontory Network will report them to the Company contact set forth in advance of the deadline.

Order	Name	Phone	Pager
1	IND Operations Department	(866) 776-6426	N/A

2	Anthony R. Carlino	(703) 292-3446	(703) 973-9062

7.	Disaster Recovery Planning

7.1.

Disaster Recovery Plan. Promontory Network shall require the Account Processor to maintain and follow a Disaster Recovery Plan (DRP) that will be used for the System. Promontory Network represents that the DRP will encompass the System’s core functionality and all other parts of the System. Promontory Network will cooperate with reasonable requests by Company to support Company’s compliance with regulatory requirements for business continuity planning applicable to Company, including NASD Rules 3510 and 3520.

7.2.

Additional Planning. The Manual will provide additional details of disaster recovery arrangements. In addition, Promontory Network and Company will work together to specify additional details of disaster recovery arrangements, which will include a provision that the parties will jointly declare a disaster and which also will describe testing procedures, planned time to recovery, and other related matters. If a disaster is declared, Promontory Network will work in good faith to restore service as promptly as feasible, but the service levels set forth in this SLA will not necessarily be met during the pendency of the disaster and its after-effects.

8.	Security Procedures

8.1.	Promontory Network will require the Account Processor to implement physical and logical security policies, including the following items:

(a)	physical security for data center and equipment,

(b)	network security by access control and intrusion detection,

(c)	system security by design and access control,

(d)	database security for Company Data,

(e)	application security for individual users,

(f)	security auditing and testing, and

(g)	business security, including offsite storage and secondary site.

8.2.	The parties will work in good faith to develop a more detailed security plan before the System enters into production.

Schedule 1 to SLA: Reports

The Reports set forth are daily on Processing Days unless otherwise specified. All deadlines for purposes of computing Service Credits for Reports are set forth in Schedule 4. The times set forth in Schedule 4 (and in all other schedules to this SLA) are subject to review, discussion and revision by Promontory Network.

Account Maintenance Rejects Report (CA02)

The Account Maintenance Process Rejects Report lists the rejected records that came across in the external batch enrollment files from a Custodial Agent. The report will provide the detail of each rejected record along with the reason for the rejection.

Account Maintenance Processed Exceptions Report (CA03)

The Account Maintenance Processed Exceptions Report lists the records that came across in the external batch enrollment files from a Custodial Agent which were processed with exceptions. The report will provide the detail of each processed record along with the exception message.

Account Maintenance Processed Report (CA04)

The Account Maintenance Processed Report lists the File Maintenance records that came across in the external batch enrollment files from a Custodial Agent, which meet all the required business rules and required system component parts for data processing purpose. The report will provide the detail of each processed record.

Activity Rejects Report (CA06)

The Activity Rejects Report will detail transactions across Custodial Agent for risk management and pricing purposes, including adjustment and transactions. The report will provide the detail of each rejected record along with the reason for the rejection (e.g. insufficient funds).

Activity Posted Exceptions Report (CA07)

The Activity Posted Exceptions Report lists the processed rejected transactions that were posted with exceptions. The report will provide the detail of each exception record along with the reason for the exception.

Activity Posted Report (CA08)

The Activity Posted Report will detail posted transactions as well as the posted exception transactions across Custodian Agents and Dis for risk management and pricing purposes, including adjustment and transactions. The report will provide the detail of each transaction including DEP status and balance.

Funds Instruction Report (CA10)

The Funds Instruction Report represents the official list of posted transactions, summed at the Custodial Agent and DI level, reported to the Settlement Bank. The Funds Instruction Report will be sent to the Custodial Agent, with copies to the Settlement Agent and DI.

Tier 1 Account Activity File Reconciliation Report (CA12)

The Tier 1 Account Activity Reconciliation Report reconciles transactions from inbound transaction file with the transactions successfully imported into IND from the file.

Tier 1 Account Maintenance Reconciliation Report (CA13)

The Tier 1 Account Maintenance Reconciliation Report reconciles the Account Maintenance records from inbound transaction file with the records successfully imported into IND from the file.

Custodial Agent Trial Balance Report (by DI and Product) (CA18)

The Custodial Agent Trial Balance Reports present detailed information at the DEP account level including information such as: DEP Balance, MMDA Balance, TA Balance, Interest Rate, Transaction Count, Account Status, Last Transaction Data, Last Maintenance Date. All Balance Reports (by DI, by Custodial Agent, by Custodial Agent EOM) will use essentially the same data, but each report simply will group and sum the data differently.

Custodial Agent Trial Balance Report (by DI) (CA19)

The Custodial Agent Trial Balance Reports present detailed information at the DEP account level including information such as: DEP Balance, MMDA Balance, TA Balance, Interest Rate, Transaction Count, Account Status, Last Transaction Data, Last Maintenance Date. All Balance Reports (by DI, by Custodial Agent, by Custodial Agent EOM) will use essentially the same data, but each report simply will group and sum the data differently.

Custodial Agent Trial Balance Report (by Product) (CA20)

The Custodial Agent Trial Balance Reports present detailed information at the DEP account level including information such as: DEP Balance, MMDA Balance, TA Balance, Interest Rate, Transaction Count, Account Status, Last Transaction Data, Last Maintenance Date. All Balance Reports (by DI, by Custodial Agent, by Custodial Agent EOM) will use essentially the same data, but each report simply will group and sum the data differently.

Custodial Agent Trial Balance Report (Client Level Detail) (CA21)

The Custodial Agent Trial Balance Report present detailed information at the DEP account level including information such as: DEP Balance, MMDA Balance, TA Balance, Interest Rate, Transaction Count, Account Status, Last Transaction Data, Last Maintenance Date. All Balance Reports (by DI, by Custodial Agent, by Custodial Agent EOM) will use essentially the same data, but each report simply will group and sum the data differently.

Daily Interest Accrued by DI Report (CA22)

The Daily Interest Accrued by DI Report lists client accounts that have interest accrued for the day.

MMDA Account Exceptions by DI Report (CA25)

The MMDA Account Exception by DI Report lists accounts that have reached their maximum number of transfers per month. Currently, the debit limit is six (6) per month at the DEP level.

The report will detail the value of the data elements before and after updates. The report will specify who (or what process) was manipulating the data and at what date and time the update (or insert) took place.

Uninsured Accounts Detail Report (CA32)

The Uninsured Accounts Detail Report lists the account IDs that are in an uninsured status. Accounts become in an uninsured status once they have exhausted available deposits at insured banks.

Schedule 2 to SLA; On-Line Tools

Title	Description	Data Horizon
Client Account Maintenance Screen	On-line maintenance function to update client account static information	Current

Client Account Bank Exclude Screen	On-line maintenance function to update client bank list exclusions	Current

Client Account Balance Inquiry Screen	On-line inquiry to current client account information	Current

Report Manager	On-line repository of IND generated reports	36 months – On-line 7 years – Archive

Reconciliation Dashboard	On-line tool to assist in daily reconciliation and balancing	Current unreconciled periods

User Account Maintenance	On-line maintenance function to update user access levels and profile information	Current

Schedule 3 to SLA: Data Files

The File Transmissions set forth below are daily on Processing Days unless otherwise specified.

The times set forth below are transmission start times. “HDR/TRL” means “header/trailer.”

File Name	From	To	Start Time
Client Account Maintenance	Company	PIN	0530 MT

Client Account Maintenance Acknowledgement	PIN	Company	0630 MT

Company Suggested Activity	Company	PIN	0530 MT

Company Suggested Activity Acknowledgement	PIN	Company	0630 MT

Client Account Maintenance	Company	PIN	0900 MT

Client Account Maintenance Acknowledgement	PIN	Company	1000 MT

Outside Position File	Company	PIN	0900 MT

Outside Position File Acknowledgement	PIN	Company	1000 MT

Company Suggested Activity	Company	PIN	1230 MT

Company Suggested Activity Acknowledgement	PIN	Company	1330 MT

Company Balance	PIN	Company	1545 MT

Company Interest Payment	PIN	Company	1545 MT

Company Statement	PIN	Company	0045 MT* Month – End *On the day following the last Business Day of the month

Rate Tier Maintenance	Company	PIN	No file; online only

Schedule 4 to SLA: Timeline and Responsibilities

#	Start Time			Responsible Party	Description
	MT	CT	ET
1	0530	0630	0730	Company	Company creates Account Maintenance files and transmits to PIN.

2	0530	0630	0730	Company

Company creates Overnight Redemptions and Deposits Activity file and transmits to PIN.

Contents: Single net transaction per client account

Note: Start time assumes normal transaction volume not to exceed 100,000 records – for peak days in excess of 100,000 but less than 200,000 records (e.g., “quarterly wrap fees”) the time will be accelerated by one hour

3	0630	0730	0830	PIN	PIN transmits acknowledgement of Account Maintenance updates. Contents: Account Maintenance Processed Report Account Maintenance Rejects Reports Account Maintenance Processed Exceptions Report

4	0630	0730	0830	PIN

PIN processes Overnight Redemptions and Deposits Activity file and creates allocation reports.

Contents: Preliminary Funds Instruction Report, copying Settlement Agent and DIs

Activity Rejects Reports

Activity Posted Exceptions Report

Excess Balances Report

#	Start Time			Responsible Party	Description
	MT	CT	ET
5	0600	0700	0800	PIN

Transmission validation and internal transaction balancing reports created. Problems escalated for resolution if required.

Contents: Account Activity File Reconciliation Report

Daily Activity Reconciliation: Report

6				Settlement Agent

Preliminary funds transfer balances reports validated.

Contents: Posted Transactions Reconciliation Report

Funds Instruction by DI Reconcilement Report

Activity Posting and Accrual Posting Reconciliation Report

7				Company	Company reconciles and verifies transmission validation and internal transaction balancing reports and resolves any activity rejections. Contents: Company internal procedures

8	0730	0830	0930	Settlement Agent / Company

DI bank accounts balanced against internal DSS bank balances. Company verifies reconciliation results through reconciliation dashboard.

Contents: Settlement Agent balancing procedures

Company verification procedures

#	Start Time			Responsible Party	Description
	MT	CT	ET
9	0900	1000	1100	Company	Company creates Account Maintenance and Outside Position files and transmits to PIN. Contents: Account Add / Update / Close Bank opt-outs Household tier updates

10	1230	1330	1430	Company

Company creates Intraday (Final) Redemptions and Deposits Activity file and transmits to PIN.

Contents: Single net transaction per client account

Note: Start time assumes normal transaction volume not to exceed 100,000 records – for peak days in excess of 100,000 but less than 200,000 records the time will be accelerated by one hour

11	1330	1430	1530	PIN

PIN processes Intraday (Final) Net Activity file and create allocation reports.

Contents: Intraday Funds Instruction Report, copying Settlement Agent and DIs Activity Rejects Reports

Activity Posted Exceptions Report

Excess Balances Report

#	Start Time			Responsible Party	Description
	MT	CT	ET
12	1400	1500	1600	PIN

Transmission validation and internal transaction balancing reports created. Problems escalated for resolution if required.

Contents: Account Activity File Reconciliation Report

Daily Activity Reconciliation Report

13				Settlement Agent

Intra-day funds transfer balances report validated.

Contents: Posted Transactions Reconciliation Report

Funds Instruction by DI Reconcilement Report

Activity Posting and Accrual Posting Reconciliation Report

14	1400	1500	1600	Company	Company reconciles and verifies transmission validation and internal transaction balancing reports and resolves any activity rejections. Contents: Company internal procedures

15				Company	Company authorizes Settlement Agent to affect transfer per DSS-generated funds movement instructions.

16	1400	1500	1600	Settlement Agent	Settlement Agent starts settlement process.

17	1530	1630	1730	Settlement Agent	Settlement Agent confirms settlement processing complete. Out-of-balance funds are moved to Company’s suspense account for reconciliation and resolution.

18	1600	1700	1800	Settlement Agent	Settlement Agent verifies Company settlement account at zero balance.

#	Start Time			Responsible Party	Description
	MT	CT	ET
19	1200	1300	1400	Company	Company updates daily interest rate factor to PIN for nightly interest accrual processing. Contents: Interest rate factor for household tiers 1-10

20				PIN	DSS daily interest accrual and account processing batch cycle begins.

21	1600	1700	1800	Settlement Agent	Settlement Agent completes and verifies end-of-day DSS system balancing.

22	1600	1700	1800	Settlement Agent	Settlement Agent updates DSS issue tracking report.

23	1545	1645	1745	PIN	PIN processes and transmits Client End of Day Files Contents: Client total account balance Client bank account balance Client interest accrued by DI Client paid and capitalized interest

Next Day					0900

24	1000	1100	1200	DIs	DIs report balance and interest accruals to PIN (by 10:00 am MT).

#	Start Time			Responsible Party	Description
	MT	CT	ET

Month-End					2245*

25	2345 * On the last Business Day of the month	0045* (Next Day)	0145* (Next Day)	PIN	Month-end statement file created and transmitted to Company. Contents:Client balances and paid interest

APPENDIX C

Form of DIA

Depository Institution Agreement

This Depository Institution Agreement (“Agreement”) is entered into by and between ___________, a _________ organized and existing under the laws of _________ (the “Depository Institution”), and Promontory Interfinancial Network, LLC (“Promontory Network”), a Delaware limited liability company, as of ________ (“Effective Date”).

RECITALS

A. Promontory Network offers the IND® deposit sweep service (the “Service”), which, among other things, supports the offering of deposit accounts established at depository institutions participating in the Service whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) (each a “Participating Depository Institution” and collectively the “Participating Depository Institutions”) by participating broker-dealers and other regulated financial institutions (“Custodial Agents”) to persons and entities that have established accounts with the Custodial Agent (each a “Customer” and collectively the “Customers”) as an investment for Customer funds.

B. The deposit accounts established by Custodial Agents for their Customers at the Depository Institution through the Service will be a money market deposit account of the type described in 12 CFR § 204.2(d)(2) (an “MMDA”) and linked transaction account of the type described in 12 CFR § 204.2(b)(1) (a “Transaction Account”) (each account a “Deposit Account” and collectively the “Deposit Accounts”).

C. An MMDA and a Transaction Account will be established at the Depository Institution in the name of each Custodial Agent as agent and custodian for its Customers (the “Custodial MMDA” and the “Custodial Transaction Account,” respectively, and collectively the “Custodial Deposit Accounts”).

D. The MMDA and Transaction Account of each Custodial Agent’s Customer at the Depository Institution will be reflected in records maintained by each Custodial Agent as agent and custodian for each Customer (a “Customer MMDA,” a “Customer Transaction Account” and collectively “Customer Deposit Accounts”).

NOW, THEREFORE, the parties agree as follows:

1. ARRANGEMENTS WITH CUSTODIAL AGENTS

1.01 Custodial Agent Schedules

The separate schedules contained in Appendix A hereto (each a “Custodial Agent Schedule”) are incorporated herein and are part of this Agreement.

1.02 Cost of Funds

(a) The Depository Institution will pay the Total All-in Cost of Funds set forth in the applicable Custodial Agent Schedule. “Total All-in Cost of Funds” is the total amount that the Depository Institution agrees to pay with respect to the balances maintained each day in the Custodial Deposit Accounts of each

Custodial Agent. The Total All-in Cost of Funds includes interest to Customers and fees to the Custodial Agent and Promontory Network. The Total All-in Cost of Funds may differ from Custodial Agent to Custodial Agent.

(b) The Custodial Agent Schedule sets forth the portion of the Total All-in Cost of Funds that will be (i) paid as interest to Customers in respect of the Custodial Deposit Accounts and as a fee to the Custodial Agent (together, the “Custodial Agent All-in Cost of Funds”) and (ii) paid to Promontory Network as a fee (“Promontory Network Fee Amount”). The sum of the Custodial Agent All-in Cost of Funds plus the Promontory Network Fee Amount will be equal to the Total All-in Cost of Funds. Each Custodial Agent may in its discretion reduce the portion of the Custodial Agent All-in Cost of Funds that it receives as a fee (“Custodial Agent Fee Amount”) without reducing the Custodial Agent All-in Cost of Funds owed by the Depository Institution in respect of the Custodial Deposit Accounts. Promontory Network may in its discretion reduce the Promontory Network Fee Amount without reducing the Total All-in Cost of Funds. Any reduction by Promontory Network of the Promontory Network Fee Amount will result in an increase in the Custodial Agent All-in Cost of Funds. The Depository Institution will implement any such change as directed by Promontory Network, and such change will not affect the Total All-in Cost of Funds.

(c) The Depository Institution will accrue and compound the applicable Total All-in Cost of Funds daily on balances in the Custodial Deposit Accounts maintained by each Custodial Agent. Except as set forth in Section 1.02(d) below, the Depository Institution (i) will credit the interest portion of the applicable Total All-in Cost of Funds to the Custodial Deposit Accounts maintained by each Custodial Agent on the last day of the Reporting Period and (ii) will pay as set forth herein the applicable Custodial Agent Fee Amount and applicable Promontory Network Fee Amount. “Reporting Period” means the reporting period set forth in the applicable Custodial Agent Schedule.

(d) The Total All-in Cost of Funds with respect to each Customer Deposit Account associated with an Account ID will accrue from the date of deposit of Customer funds into the Customer Deposit Accounts up to, but not including, the date of withdrawal. Upon notification from the Settlement Agent (which shall be The Bank of New York Mellon (“BNY Mellon”) or another depository institution designated by Promontory Network) that all Customer funds are being withdrawn from the Customer Deposit Accounts associated with an Account ID and that the Customer Deposit Accounts associated with such Account ID are being closed, the Depository Institution will credit accrued interest on the Customer Deposit Accounts associated with the Account ID up to, but not including, the date of withdrawal. “Account ID” refers to the unique number that each Custodial Agent has assigned to each Customer account at the Custodial Agent.

(e) The Depository Institution acknowledges and agrees that the interest rate to be paid on Customer Deposit Accounts maintained by each Custodial Agent may vary depending upon either the value of the Customer’s assets, including balances in Customer Deposit Accounts, held by a Custodial Agent or the Customer’s balances in the Customer Deposit Accounts. Each interest rate available on a specific amount of assets or deposits is an “Interest Rate Tier.”

1.03 DI Target Balance Amount and DI Maximum Balance Amount

(a) Promontory Network will use reasonable efforts to allocate Customer funds to the Custodial Deposit Accounts of each Custodial Agent so that by the Target Balance Date set forth in the applicable Custodial Agent Schedule, the Depository Institution may maintain Average End of Day Balances in the Custodial Deposits of that Custodial Agent at least equal to the DI Target Balance Amount set forth in the applicable Custodial Agent Schedule. “Average End of Day Balances” means the average of the end of day balances during the applicable Reporting Period in the Custodial Deposit Accounts maintained by each Custodial Agent, which will be determined by Promontory Network for each Reporting Period as of and including the last day of that Reporting Period. The parties may from time to time agree to adjust the DI Target Balance Amount applicable to a Custodial Agent.

(b) Subject to Section 1.03(c) below, the Average End of Day Balances in the Custodial Deposit Accounts of each Custodial Agent allocated to the Depository Institution through the Service will not exceed the DI Maximum Balance Amount set forth in the applicable Custodial Agent Schedule. The Depository Institution will accept a Customer funds allocated to it through the Service up to and including the DI Maximum Balance Amount. The parties may from time to time agree to adjust the DI Maximum Balance Amount applicable to a Custodial Agent.

(c) The Depository Institution will accept Customer funds from any Custodial Agent in excess of the DI Maximum Balance Amount to permit any Customer to deposit funds into the Customer Deposit Accounts associated with an Account ID up to the maximum amount of funds, if any, that Promontory Network and the Custodial Agent have agreed may be deposited by each Customer in the Customer Deposit Accounts associated with the Account ID.

1.04 Launch Date; Testing of the Service

Beginning on the Launch Date set forth in each Custodial Agent Schedule, the Depository Institution will be ready to accept deposits from the Custodial Agent as further described in this Agreement. To the extent reasonably requested by Promontory Network, prior to the Launch Date applicable to a Custodial Agent, the Depository Institution will cooperate with Promontory Network in the testing of the Service by the applicable Custodial Agent.

2. AGREEMENTS WITH CUSTODIAL AGENTS, SETTLEMENT AGENT AND THIRD PARTIES

2.01 Agreements with Custodial Agents

(a) Prior to establishing Custodial Deposit Accounts for a Custodial Agent, the Depository Institution will enter into such account opening agreements with the Custodial Agent as are reasonably required by the Depository Institution to accept deposits allocated through the Service (each an “Account Agreement”).

(b) Each Account Agreement will include the following provisions.

(i) The Custodial Agent will establish a Custodial MMDA and a Custodial Transaction Account at the Depository Institution in the name of the Custodial Agent as agent and custodian for its Customers. These Custodial Deposit Accounts will be established using the following manner of recordation: “[Custodial Agent] acting as agent for its customers, each acting for themselves and for others,” or such other manner of recordation approved by the FDIC to satisfy the requirements for pass-through FDIC deposit insurance in 12 CFR § 330.5.

(ii) Each Customer MMDA will be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 CFR § 204.2(d)(2) the applicable interpretations thereunder. Each Customer Transaction Account will be subject to any and all terms and conditions as may from time to time be imposed on any account described in 12 CFR § 204.2(b)(1) and the applicable interpretations thereunder.

(iii) The Custodial Agent will authorize the Depository to accept instructions from the Settlement Agent concerning (A) the deposit of Customer funds into, the withdrawal of Customer funds from or the transfer of Customer funds between the Custodial Deposit Accounts and (B) such other information as necessary to comply with the Custodial Agent’s obligations under its Deposit Services Agreement (“DSA”) with Promontory Network.

(iv) The Custodial Agent will authorize the Depository Institution to transmit to Promontory Network information, including, if requested, an account statement for each Reporting Period for the Custodial Deposit Accounts maintained by any or all Custodial Agents, necessary to permit the reconciliation of Customer Deposit Accounts reflected on a Custodial Agent’s records with the corresponding Custodial Deposit Accounts.

(v) The Depository Institution will agree not to assert any lien or right of set off against the Custodial Deposit Accounts with respect to obligations of the Custodial Agent to the Depository Institution or to any claims asserted against the Custodial Agent.

(vi) The Account Agreement may include such other representations, warranties and covenants as the Depository Institution may reasonably require.

2.02 Agreement with Settlement Agent

Prior to a Launch Date, the Depository Institution will enter into a depository institution settlement agreement with the Settlement Agent as specified by the Settlement Agent (“DI Settlement Agreement”) to open a settlement account to be used in connection with the settlement of transactions in Custodial Deposit Accounts.

2.03 Agreements with Third Parties

Promontory Network, in its sole discretion, may enter into arrangements with third parties, including BNY, for the provision of services in connection with this Agreement and the Service. Promontory Network will remain solely responsible for the provision of services set forth herein and the compensation of such third parties.

3. ACCEPTANCE OF BROKERED DEPOSITS

3.01 Capital Category

(a) Subject to Section 3.01(b), the Depository Institution agrees that it will at all times during the term of each Custodial Agent Schedule be a “well capitalized” institution as defined in 12 CFR § 337.6, and may accept deposits from a deposit broker without obtaining a waiver from the FDIC. The Depository Institution will notify Promontory Network immediately upon the occurrence of any event that causes, or could cause, the Depository Institution to be placed in a capital category lower than “well capitalized” for purposes of 12 CFR § 337.6.

(b) In Promontory Network’s sole discretion, the Depository Institution may accept Customer funds through the Service if it is an “adequately capitalized” institution a defined in 12 CFR § 337.6; provided that (i) the Depository Institution has been granted a waiver from the FDIC allowing it to accept deposits from a deposit broker and it is in compliance with the terms of the waiver, (ii) the Depository Institution has provided Promontory Network with evidence of receipt of the waiver, including the terms of the waiver, from the FDIC prior to the acceptance of funds from a Custodial Agent, and (iii) the Depository Institution’s acceptance of funds from a Custodial Agent pursuant to an FDIC waiver is limited to one calendar quarter.

4. RECORDKEEPING AND REGULATION D COMPLIANCE

4.01 Recordkeeping and Regulation D Compliance

(a) Pursuant to each DSA, the Custodial Agent will assign an Account ID to each Customer account to be used by the Custodial Agent and Promontory Network. Based upon information provided to Promontory Network by each Custodial Agent concerning the amount of the deposit or withdrawal to be made into Customer Deposit Accounts associated with an Account ID, Promontory Network will allocate Customer deposits and withdrawals associated with each Account ID among Participating Depository Institutions, including the Depository Institution. Promontory Network’s allocations will be proposed to each

Custodial Agent, and will be subject to the Custodial Agent’s approval. Each Custodial Agent will send final instructions to the Settlement Agent.

(b) Promontory Network agrees to monitor transfers from each Customer MMDA associated with an Account ID to the related Customer Transaction Account in accordance with the requirements for the definition of “savings deposit” under Regulation D of the Board of Governors of the Federal Reserve System and relevant interpretations thereunder (“Regulation D”). Upon the sixth transfer during a Reporting Period from a Customer MMDA associated with an Account ID to the related Customer Transaction Account, Promontory Network will allocate the remaining funds in the Customer MMDA to the related Customer Transaction Account. Promontory Network will not allocate deposits to that Customer MMDA for the remainder of the Reporting Period.

(c) Upon the Depository Institution’s request and as authorized by each Custodial Agent in the DSA, Promontory Network will provide the Depository Institution with a report setting forth the number of transfers during a Reporting Period from each Customer MMDA associated with an Account ID at a Custodial Agent to the related Customer Transaction Account. Such report may be used by the Depository Institution to verify the status of each Customer MMDA as a “savings deposit” for purposes of Regulation D.

The Depository Institution reserves the right to require seven days’ prior notice of any transfer of funds from a Custodial MMDA provided, however, that if the Depository Institution elects to exercise its right to require seven days’ prior notice of any transfer of funds from a Custodial MMDA, the Depository Institution will, subject to Applicable Law, exercise such right as to all accounts established at the Depository Institution in accordance with 12 CFR § 204.2(d). “Applicable Law” means any law, statute, rule, regulation or policy of any governmental authority (and its instrumentalities and political subdivisions thereof, including all states, provinces and territories) of competent jurisdiction, and relevant judicial interpretations thereof, or rule or interpretation of any self-regulatory organization of competent jurisdiction, that is applicable to a party to this Agreement in connection with the actions required to be taken by that party pursuant to this Agreement as the same is in effect from time to time.

(d) Promontory Network will retain for no less than seven years records with respect to the transfers from each Customer MMDA associated with an Account ID to the related Customer Transaction Account, In accordance with the DSA, Promontory Network will, consistent with the nature of the request, promptly provide records and information in its possession (or in the possession of its agents) required by a Custodial Agent to comply with any request from the Depository Institution’s auditor or Federal or state banking regulators.

5. CUSTODIAL DEPOSIT ACCOUNT SETTLEMENT

5.01 Daily Custodial Deposit Account Settlement and Verification

(a) On each Business Day, the Depository Institution will execute the settlement instructions provided to it by the Settlement Agent with respect to the Custodial Deposit Accounts of each Custodial Agent (the “CA Daily Settlement Instructions”) by the times set forth in Schedule A to the DI Settlement Agreement (as such Schedule may be modified with respect to any one or more Custodial Agents by Promontory Network, with the Settlement Agent’s consent if required). The CA Daily Settlement Instructions will include instructions, as to each Custodial Agent, with respect to the deposit of funds into, or the withdrawal of funds from, the Custodial Deposit Accounts. On each Business Day, the Depository Institution will execute the settlement instructions provided to it by each Custodial Agent via Promontory Network’s IND Dashboard or otherwise with respect to the transfer of funds, if any, between the Custodial MMDA and the Custodial Transaction Account of such Custodial Agent (the “CA Daily Transfer Instructions”). The CA Daily Settlement Instructions and the CA Daily Transfer Instructions will be collectively referred to herein as the “Daily Settlement Instructions.” “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by law or regulation to close. If the Depository Institution fails to execute the Daily Settlement Instructions by the required times, Promontory Network may terminate this Agreement pursuant to Section 10.02(b) below.

(b) Each Business Day, the Depository Institution will provide to Promontory Network by electronic mail, facsimile or through Promontory Network’s secure website verification of the following: (i) the balances in the Custodial Deposit Accounts of each Custodial Agent; (ii) the accrued Total All-in Cost of Funds with respect to deposits in the Custodial Deposit Accounts of each Custodial Agent; (iii) the amount of interest credited to the Custodial Deposit Accounts of each Custodial Agent to date for that Reporting Period; (iv) the Depository Institution’s then current capital category as determined for purposes of 12 CFR § 337.6; and (v) such other information that Promontory Network may reasonably request.

5.02 Reporting Period Custodial Deposit Account Settlement and Verification

(a) At the end of each Reporting Period, the Settlement Agent will provide the Depository Institution with settlement instructions with respect to the Custodial Deposit Accounts of each Custodial Agent (“CA Reporting Period Settlement Instructions”) setting forth the sum of the Custodial Agent Fee Amount and the Promontory Network Fee Amount (“Reporting Period Fee Amount”) to be transferred to the settlement account, at the Settlement Agent, that is specified in the CA Reporting Period Settlement Instructions. In addition, if requested and otherwise applicable, Promontory Network will provide:

(i) the Average End of Day Balance in each Interest Rate Tier in the Custodial Deposit Accounts and the amount of interest paid on the Average End of Day Balance in each Interest Rate Tier; and

(ii) the Reporting Period Fee Amount to be paid in each Interest Rate Tier in connection with the Custodial Deposit Accounts.

(b) Pursuant to and in accordance with the CA Reporting Period Settlement Instructions, the Depository Institution will transfer the Reporting Period Fee Amount to the settlement account, at the Settlement Agent, that is specified in the CA Reporting Period Settlement Instructions.

(c) At the end of each Reporting Period, the Depository Institution will provide Promontory Network by electronic mail, facsimile or through Promontory Network’s secure website verification of the following: (i) the balances in the Custodial Deposit Accounts of each Custodial Agent; (ii) the amount of interest credited to the Custodial Deposit Accounts of each Custodial Agent for that Reporting Period; and (iii) such other information that Promontory Network may reasonably request.

(d) Upon request from Promontory Network, the Depository Institution will, within one Business Day after the end of a Reporting Period, provide to Promontory Network an account statement for the Custodial Deposit Accounts maintained by some or all Custodial Agents in a form to be mutually agreed upon by Promontory Network and the Depository Institution. Information pertaining to the Custodial Deposit Accounts of one Custodial Agent may be included in one account statement. The statements will include such information as Promontory Network may reasonably require, including, but not limited to (i) the title of each Custodial Deposit Account, (ii) the account number of each Custodial Deposit Account, (iii) the date of the statement, (iv) the total balance in each Custodial Deposit Account as of the end of the period covered by the statement, (v) the daily activity in each Custodial Deposit Account, including deposit transfers among Custodial Deposit Accounts, (vi) the amount of interest accrued to each Custodial Deposit Account on each Business Day during the period covered by the statement, (vii) the amount of interest credited to each Custodial Deposit Account on the last day of the period covered by the statement, and (viii) any adjustments made to a Custodial Deposit Account during the period covered by the statement.

5.03 Additional Settlement Procedures

As necessary, the Depository Institution and Promontory Network may from time to time set forth certain procedures with respect to settlement in a schedule to this Agreement.

5.04 Settlement Obligations

The Depository Institution agrees that:

(a) it is solely responsible for the execution of the settlement instructions provided to it by the Settlement Agent or the Custodial Agent and for any payments required of the Depository Institution in connection with such instructions; and

(b) Promontory Network has no obligations with respect to a Custodial Agent’s execution of settlement instructions provided to the Custodial Agent by the Settlement Agent, including payments, if any, required of the Custodial Agent in connection with such instructions.

6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

6.01 Representation, Warranties and Agreements of Both Parties

(a) As of the Effective Date, and on each day during the term of each Custodial Agent Schedule, each party to this Agreement as to itself represents, warrants and agrees to the following:

(b) The party has obtained any license, consent, approval, waiver or other authorization of or by, and made any filing or registration with, any court, administrative or regulatory agency or other governmental authority that the party is required to obtain or make in connection with the party’s execution, delivery or performance of the services contemplated by this Agreement.

(c) The party has full legal power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, receivership, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights or by general equitable principles.

(d) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the fulfillment of, or compliance with, the terms and provisions hereof by the party will not conflict with, or result in a breach of any of the terms, conditions or provisions of, Applicable Law or of the party’s articles of incorporation, certificate of formation, bylaws, operating agreement or any agreement to which the party is a party or by which the party may be bound.

(e) The party will use commercially reasonable efforts to perform its duties under this Agreement.

(f) The Depository Institution covenants that it will at all times maintain, or cause to be maintained, an emergency system consistent with those used by commercial banks to ensure that the records maintained by the Depository Institution concerning the Custodial Deposit Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction. Promontory Network covenants that it will at all times maintain, or cause to be maintained, an emergency system consistent with those used by commercial bank providers of recordkeeping services to ensure that the records maintained for purposes of compliance with Regulation D will be retrievable within a reasonable period of time in the event of a computer failure or malfunction.

6.02 Additional Representations, Warranties and Agreements of Depository Institution

(a) The Depository Institution is a member of the FDIC. Deposits in the Customer Deposit Accounts reflected in records maintained by a Custodial Agent pursuant to 12 CFR § 330.5 will be eligible for FDIC insurance up to the applicable FDIC deposit insurance limit, subject to applicable FDIC aggregation rules for other accounts held with the Depository Institution by the same Customer in the same insurable capacity. The Depository Institution will maintain all reserves required by Regulation D and will comply with Applicable Law in all other respects in connection with this Agreement.

(b) Pursuant to a Customer’s request and upon notice to the Depository Institution from the Custodial Agent, the Depository Institution will establish the Customer’s Deposit Accounts directly on its books and records in the Customer’s name, subject to the Depository Institution’s rules and policies with respect to maintaining deposit accounts. The Depository Institution further agrees that, for a reasonable period of time after the establishment of a Customer’s Deposit Accounts on its books and records, the Depository Institution will pay interest on such Deposit Accounts at a rate equal to the interest rate available on the Deposit Accounts established through the Customer’s Custodial Agent, including, if applicable, at any Interest Rate Tier.

(c) The Depository Institution will notify Promontory Network promptly of any action by the Depository Institution or the FDIC that may reasonably be expected to result in the termination of the Depository Institution’s insured status as an FDIC member. If the Depository Institution or the FDIC terminates the Depository Institution’s insured status, the Depository Institution will return to the Settlement Agent funds deposited by Customers into the Deposit Accounts established with and maintained by the Depository Institution. The Depository Institution will return such funds on or before the last Business Day on which the FDIC insures such Deposit Accounts.

(d) The Depository Institution will provide each Custodial Agent with all information that the Depository Institution is required to provide depositors holding deposit accounts under similar arrangements. Such information will include, but not be limited to, changes in the Depository Institution’s ownership or name and the assumption of the Deposit Accounts by another depository institution. The Depository Institution will notify each Custodial Agent of any such changes as soon as possible, but in no event later than seven calendar days after the changes have occurred and will forward such notification to the Custodial Agent at the address set forth in the applicable Account Agreement.

7. RELIANCE BY THE PARTIES AND OTHERS

7.01 Reliance by the Parties and Others

In making its representations and warranties and performing its obligations under this Agreement, the Depository Institution and Promontory Network, respectively, may rely on the accuracy of the representations and warranties made, and the information provided, by the other party hereunder, and in performing the covenants and agreements under this Agreement, each party may assume the performance by the other of the other party’s respective covenants and agreements hereunder. The Depository Institution agrees that each Custodial Agent may rely on the representations, warranties and agreements made by the Depository Institution in this Agreement in preparing disclosure documents that will be provided to the Custodial Agent’s Customers.

8. CONFIDENTIALITY

8.01 Confidentiality

(a) “Confidential Information” means (i) all Promontory Network IP, (ii) all non-public information other than Promontory Network IP, including Customer Information, the Total All-in Cost of Funds, the Promontory Network Fee Amount and the Custodial Agent All-in Cost of Funds applicable to each Custodial Agent set forth in the applicable Custodial Agent Schedule, and (iii) the information described in Section 8.01(b) below, that is received by one party (or its service providers) to this Agreement (the “Receiving Party”) from the other party (or its service providers) (“Disclosing Party”). “Promontory Network IP” means (a) the Service, (b) the Promontory Network IND Technology, (c) any documentation associated with the Service or the Promontory Network IND Technology, (d) the Promontory Network Marks, (e) all other Subject Matter acquired, authored, compiled, conceived, created, developed, discovered, invented, reduced to practice, or otherwise prepared by Promontory Network, alone or jointly with third parties, and (f) any derivative works, modifications, enhancements, extensions, or improvements of any of the foregoing, including derivative works, modifications, enhancements, extensions, and improvements prepared by persons and entities other than Promontory Network. “Customer Information” means any and all Customer data relating and identified to a Customer, including but not limited to the Customer’s name, address, telephone number, account number, taxpayer identification number and financial information. “Promontory Network IND Technology” means the deposit sweep service program methodologies and business rules logic, including reserve minimization logic and deposit allocation logic, developed or otherwise owned by Promontory Network, as well as information technology system extensions and modifications that embody and effectuate the Promontory Network IND Technology. “Promontory Network Marks” means “IND®,” “Insured Network DepositsSM,” and all other trademarks, service marks, trade names, trade dress, and any other indicia of origin used to identify any of Promontory Network’s products or services. “Subject Matter” means all algorithms, architecture, code, concepts, content, discoveries, documentation, flowcharts, ideas, improvements, interfaces, inventions, know how, methods, notes, plans, processes, products, reports, research, schematics, services, software, specifications, studies, systems, trade secrets, techniques, test scripts, use cases, workflow, works of authorship, or other information or materials. With respect to items (a)(i) and (a)(ii), Promontory Network is the Disclosing Party and the Depository Institution is the Receiving Party. Each party to this Agreement will safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information of which it is the Receiving Party unless it obtains the prior written consent of the Disclosing Party; provided that the obligations of the Receiving Party to keep information confidential will not apply to any Confidential Information (i) known to the Receiving Party prior to receipt of the Confidential Information from the Disclosing Party or (ii) developed or acquired by the Receiving Party by lawful means independently of any Confidential Information it receives from the Disclosing Party. For purposes of the foregoing, only officers, directors, employees, service providers, consultants and agents (including accountants, auditors and attorneys) of the Depository Institution, Promontory Network and institutions providing processing and settlement services with respect to the Service will be authorized persons on a “need to know basis” consistent with their respective positions, legal obligations and responsibilities in connection with the Service, and each party will be responsible for compliance with these confidentiality provisions by any such authorized person to whom the party discloses Confidential Information. Notwithstanding the foregoing, disclosure may be made by any of the aforementioned authorized persons to state or federal agencies in a manner and to the extent required by the legal and regulatory requirements applicable to any of such persons in their respective capacities in connection with this Agreement or pursuant to a court order; provided that, unless prohibited by Applicable Law or unless the request for disclosure is made as part of an audit or other examination by a governmental or regulatory authority, prior written notice of such proposed disclosure shall be furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party a reasonable time to seek, at its expense, a protective order.

(b) If the parties have previously agreed to maintain the confidentiality of information provided to each other under the terms of a separate confidentiality agreement regarding a possible business relationship between them related to the Service, then Information provided by one party to the other that was accorded confidential treatment pursuant to that agreement will be “Confidential Information” for purposes of this Agreement.

9. INDEMNIFICATION; LIMITATION OF LIABILITY

9.01 Indemnification

(a) The Depository Institution or Promontory Network, as the case may be (each an “Indemnifying Party”), will defend the other, its affiliates, and the officers, directors, members, shareholders, employees, agents and representatives of the other and its affiliates (each an “Indemnified Person”) against, or, at the Indemnifying Party’s option, pay the reasonable counsel fees of such Indemnified Person for, any third-party claim, suit, action, proceeding or demand (each a “Claim”) against such Indemnified Person to the extent such Claim is based on or results from a material breach by the Indemnifying Party of any representation, warranty, agreement, covenant or other provision of this Agreement.

(b) The Indemnifying Party will indemnify each Indemnified Person for sums payable in satisfaction of a final judgment obtained by a third party against such Indemnified Person, or a settlement approved by the Indemnifying Party of a Claim against such Indemnified Person, to the extent such judgment or settlement is based on or results from a material breach by the Indemnifying Party of any representation, warranty, agreement, covenant or other provision of this Agreement.

9.02 Notice and Participation

An Indemnified Person shall, as a condition precedent to any defense or indemnification pursuant to Section 9.01, give prompt notice of a Claim to the Indemnifying Party. The Indemnifying Party and the Indemnified Person will cooperate in the defense of any Claims for which defense or indemnification is required pursuant to this Agreement. If the Indemnifying Party elects to defend rather than pay the Indemnified Person’s reasonable counsel fees, the Indemnifying Party shall assume and will have control over the defense and/or settlement of the Claim; provided that (i) defense counsel retained by the Indemnifying Party shall be reasonably satisfactory to the Indemnified Person, and (ii) subject to such control, the Indemnified Person may participate in such defense with counsel of its choosing at its own expense. Neither the Indemnifying Party nor the Indemnified Person will enter into any settlement of any such Claim or legal proceeding relating thereto without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

9.03 Limitation of Liability; No Special Damages

(a) NEITHER PARTY SHALL BE LIABLE FOR ANY DAMAGES INCURRED BY THE OTHER PARTY, ANY OF THE OTHER PARTY’S AFFILIATES OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF THE OTHER PARTY OR ANY OF ITS AFFILIATES. EXCEPT THAT THIS SECTION 9.03(a) SHALL NOT APPLY TO (1) THE OBLIGATIONS OF A PARTY PURSUANT TO SECTION 9.01 OR (2) ANY LIABILITY OF A PARTY TO THE OTHER PARTY FOR PROVEN ACTUAL DIRECT DAMAGES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY.

(b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY OF THE OTHER PARTY’S AFFILIATES OR ANY OF THE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF THE

POSSIBILITY OF SUCH DAMAGES HAS BEEN FORESEEN BY OR COMMUNICATED TO THE PARTY.

(c) THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER PARTY AND ALL OTHER INDEMNIFIED PERSONS OF THE OTHER PARTY, WHETHER PURSUANT TO SECTION 9.01 OR OTHERWISE, FOR DAMAGES, DIRECT OR INDIRECT, FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF RELATING TO ONE EVENT OR A RELATED SERIES OF EVENTS, WHETHER IN CONTRACT, TORT, OR OTHERWISE, WILL NOT EXCEED THE PROMONTORY NETWORK FEE AMOUNT IN RESPECT OF THE TWELVE-MONTH PERIOD PRECEDING THE DATE ON WHICH SUCH LIABILITY ARISES.

10. TERM AND TERMINATION; SURVIVAL

10.01 Term

The term of this Agreement will begin on the Effective Date and, subject to early termination in accordance with Section 10.02 will continue until the Agreement expires. If all Custodial Agent Schedules have expired or have been terminated, either party may give notice of expiration to the other party and the Agreement will expire when such notice is received. If neither party gives notice of expiration and no new Custodial Agent Schedule is entered into within one (1) year after all Custodial Agent Schedules have expired or have been terminated, the Agreement will expire at the end of the one-year period..

10.02 Termination

(a) Either party may terminate this Agreement effective upon prior written notice to the other party, as set forth below, if the other party commits a material breach (as determined in accordance with New York law) of this Agreement.

(i) If the Depository Institution terminates this Agreement pursuant to Section 10.02(a), the Depository Institution must provide Promontory Network with at least 30 days’ prior written notice of termination in order to permit Promontory Network to enter into agreements with other depository institutions and Participating Depository Institutions to accept deposits from the Custodial Agents.

(ii) If Promontory Network terminates this Agreement pursuant to Section 10.02(a), Promontory Network must provide the Depository Institution with at least 30 days’ prior written notice of the termination.

(b) Without limiting the application of Section 10.02(a), and notwithstanding anything to the contrary in this Agreement, Promontory Network may terminate this Agreement, terminate any Custodial Agent Schedule, and/or remove the Depository Institution from any Deposit Sequence, effective immediately upon written notice to the Depository Institution, if (i) the Custodial Agent or

Promontory Network reasonably believes that the Depository Institution, no longer complies with Section 3.01(a) or (b), (ii) the Depository Institution fails to comply with Section 5.01(a) or Section 5.02(b) or (iii) Promontory Network or any Custodial Agent has reasonable concerns regarding the financial viability of the Depository Institution or regarding significant adverse publicity concerning the financial viability of the Depository Institution. The Depository Institution will cooperate with Promontory Network to transition the Depository Institution from any affected Deposit Sequence in an orderly and reasonable manner. “Deposit Sequence” means a sequence of Depository Institutions that specifies the identity of Depository Institutions in which Customer funds of a Custodial Agent may be placed and the order in which the identified Depository Institutions will receive such funds.

(c) (i) Subject to Section 10.02(c)(ii), either party may terminate this Agreement, without penalty, or further obligation of such party, effective 90 days from notice to the other party, in the event of a substantial change to Applicable Law or the law applicable to a Custodial Agent if such change would have a materially adverse financial impact on such party or the Custodial Agent if such party or the Custodial Agent were to meet the obligations set forth herein or in the DSA.

(ii) In the event of a substantial change to Applicable Law as set forth in Section 10.02(c)(i), the parties agree to make a good faith effort to amend this Agreement to comply with Applicable Law in a manner that does not have a materially adverse financial impact on either party.

10.03 Survival

All indemnities contained in this Agreement that must survive in order to give it effect will survive the termination of this Agreement. The following provisions will also survive the termination or expiration of this Agreement: Sections 4.01(e), 8.01, 11.01, 12.01 and 16. All representations, warranties and indemnifications survive the termination or expiration of this Agreement with respect to (a) acts, omissions or other events occurring before such expiration or termination becomes effective and (b) third-party claims relating to acts, omissions or other events occurring before such expiration or termination becomes effective. In addition, liabilities of a party pursuant to this Agreement, including liabilities for breach hereof, that have accrued before termination or expiration of this Agreement shall survive such termination or expiration (subject to the applicable statutes of limitation).

11. THIRD PARTY BENEFICIARIES

11.01 Third Party Beneficiaries

The parties intend that each Custodial Agent will be a third party beneficiary (each a “Third-Party Beneficiary”) of the obligations of the Depository Institution under the provisions of this Agreement specified in the applicable Custodial Agent Schedule. A Third-Party Beneficiary may benefit from and rely on such provisions and Custodial Agent Schedules and may enforce this Agreement for its benefit.

There are no Third Party Beneficiaries to this Agreement other than those set forth above. The Depository Institution may be a third-party beneficiary of provisions of DSAs entered into with Custodial Agents or their introducing brokers and to the extent of any indemnification rights pursuant to those provisions agrees to comply with applicable notice and participation requirements.

12. INTELLECTUAL PROPERTY RIGHTS

12.01 Intellectual Property Rights

As between the parties, Promontory Network shall solely and exclusively own all right, title and interest worldwide, including all Intellectual Property Rights, in and to all Promontory Network IP. “Intellectual Property Rights” means any copyright, patent, trademark, service mark, trade secret, confidentiality and other intellectual property or proprietary right or rights anywhere in the world. If and to the extent any right, title or interest in or to any Promontory Network IP arises in the Depository Institution, by operation of law or otherwise, the Depository Institution hereby irrevocably and perpetually assigns all such right, title or interest worldwide to Promontory Network. The Depository Institution shall perform any acts, including the execution of assignment or other documents, reasonably requested by Promontory Network, at Promontory Network’s expense, to establish, perfect, or protect any such right, title or interest of Promontory Network.

13. ADVERTISING

13.01 Advertising

Neither party will use the other party’s name or refer to the other party, and the Depository Institution will not refer to any of the Promontory Network Marks, including “INDSM,” “Insured Network DepositsSM,” “DSS” or “Deposit Sweep Service,” or to a Custodial Agent, directly or indirectly, in any written or broadcast advertisements, news releases, or releases to any professional or trade publication without prior written approval of the other party. Any consent or approval may not be unreasonably withheld, but any use of any of the Promontory Network Marks may be conditioned on entering into a license agreement satisfactory to Promontory Network.

14. FORCE MAJEURE

14.01 Force Majeure

The performance of this Agreement by either party will be excused during any delay, and such party will not be liable for any non-performance of this Agreement during any delay, caused by any event beyond the reasonable control of such party and not due to the gross negligence or willful misconduct of such party, including (i) failure of systems hardware or software, (ii) acts of civil or military authorities, (iii) acts of God or war, (iv) Internet, electrical power or other utilities malfunction or interruption, (v) terrorism, civil disorder or disturbance, riot, or labor dispute, or (vi) acts or omissions of another party; provided, however, that if the Depository Institution fails to maintain any back-up system required by this Agreement and performance would not have been delayed had the Depository Institution maintained the required back-up system, the Depository Institution will not be excused for the delay resulting from the lack of required redundancy. Such party will resume its performance as promptly as practicable under the circumstances.

15. NOTICES

15.01 Addresses

(a) All notices whose form and mode of delivery is not otherwise provided for in this Agreement will be in writing and will be sent by overnight courier or in a PDF file attached to an email with a copy by overnight courier, unless otherwise agreed in writing by the parties to this Agreement, as follows.

(b) If to the Depository Institution, to the street address or email address set forth on the signature page of this Agreement.

(c) If to Promontory Network, to:

Promontory Interfinancial Network, LLC

Attn: Senior Vice President and General Counsel

1300 North 17th Street

Suite 1800

Arlington, VA 22209

Phone: (703) 292-3400

Email: legal@promnetwork.com

15.02 When Notice Deemed Given

Each notice sent or delivered hereunder will be deemed to have been given or to have become effective for all purposes of this Agreement as follows: (i) if sent by overnight courier, on the earlier of the date when received or when delivery was refused; and (ii) if sent by email, on the earlier of the date when received or when the copy by overnight courier was received or delivery of such copy was refused.

16. MISCELLANEOUS

16.01 Miscellaneous References to Statutes, Rules or Regulations

Any reference to a statute, rule or regulation in this Agreement will be deemed also to refer to any amendment or successor provision to that statute, rule or regulation as well as any judicial or regulatory interpretations thereunder.

16.02 Relationship of Parties

Nothing contained in this Agreement will be deemed or construed by the parties, or any third party, to create the relationship of partnership or joint venture between the parties hereto. The Depository Institution and Promontory Network are contractual parties only for the performance of services.

16.03 Invalidity

If any provision or condition of this Agreement is held invalid or unenforceable by any court, federal or state regulatory authority or self-regulatory organization, such invalidity or unenforceability shall attach only to such provision or condition, and the validity of the remaining provisions and conditions hereof shall remain unaffected.

16.04 Exclusive Statement of Agreement; Exclusivity of Services

(a) This Agreement constitutes the entire and exclusive statement of the Agreement between the parties and supersedes all prior agreements, understandings, negotiations, representations and proposals, written or oral.

(b) Subject to each Custodial Agent Schedule, the Depository Institution agrees that during the term of each Custodial Agent Schedule, and for one year thereafter, it will not establish deposit accounts for the Custodial Agent that are the subject of the Custodial Agent Schedule, other than the Deposit Accounts that are the subject of this Agreement, if such deposit accounts will be offered by the Custodial Agent as an investment for available cash that a Customer has in an account maintained with the Custodial Agent.

(c) Nothing in this Agreement prohibits or otherwise restricts Promontory Network from entering into Depository Institution Agreements with other Participating Depository Institutions. The Depository Institution acknowledges that other Participating Depository Institutions may receive different amounts of deposits from Custodial Agents than the Depository Institution and that Promontory Network is under no obligation to make the Deposit Accounts of the Depository Institution available to all Custodial Agents.

16.05 Amendments

This Agreement may be amended by written agreement of both parties.

16.06 Successors

This Agreement is binding upon all successors, assigns or transferees of substantially all of the assets of either party, irrespective of any change with regard to the name or the personnel of either party. Subject to applicable provisions in the Custodial Agent Schedules, no assignment of this Agreement will be effective against the non-assigning party unless the non-assigning party consents to the assignment in writing.

16.07 Governing Law and Venue

This Agreement will be deemed to have been executed and delivered in the State of New York and will be governed by and construed in accordance with the internal law of the State of New York, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereby consent to (i) the exclusive jurisdiction and venue of the courts of the State of New York or the United States District Court for the

Southern District of New York located in the Borough of Manhattan, The City of New York for the purpose of any action or proceeding brought by any of them on or in connection with this Agreement or any alleged breach hereof and (ii) waive the right to object to the venue of such court or to claim that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE SERVICES OR TRANSACTIONS HEREBY CONTEMPLATED.

16.08 Waiver

The failure of a party at any time to require the performance by the other party of any provision of this Agreement will not affect in any way the right of the party that failed to require performance to require the performance of the provision at a subsequent time. The waiver by either party of a breach of any provision of this Agreement will not be taken or held to be a waiver of the provision itself. Any course of performance will not be deemed to amend or limit any provision of this Agreement.

16.09 Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together shall constitute a single agreement binding both parties. The signatures of the parties in a PDF or other facsimile form shall be deemed to constitute original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Depository Institution Agreement as of the Effective Date, and the Depository Institution specifies that notices to be provided to it by Promontory Network in accordance with the notice provisions of this Agreement (Section 15) will be provided to the Depository Institution at the following postal address or email address:

Depository Institution:

Attention:

Street Address:

Phone Number:

Email Address:

[NAME OF DEPOSITORY INSTITUTION]

By.
Name:
Title:

PROMONTORY INTERFINANCIAL NETWORK, LLC

By
Name: John M. Couric
Title: Chief Financial Officer